Exhibit 10.1

FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Agreement, dated as of August 19, 2008, is entered into by (1) FRONTIER OIL AND REFINING COMPANY, a Delaware corporation (the “Borrower”), (2) FRONTIER OIL CORPORATION, a Wyoming corporation (“FOC”), (3) the financial institutions listed on the signature pages hereof and each other financial institution that becomes a party hereto pursuant to Section 10.8 (the “Lenders”), (4) UNION BANK OF CALIFORNIA, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”), and (5) BNP PARIBAS, a French banking corporation, as syndication agent (in such capacity, the “Syndication Agent”).

ARTICLE 1.
INTERPRETATION AND DEFINITIONS

Section 1.1                                Definitions
. The terms set forth below, as used herein, shall have the respective meanings set forth below.

“Accepting Lender” has the meaning set forth in Section 2.1(b).

“Accounts” means the unpaid portion of the obligations to the Borrower of customers of the Borrower to pay for goods sold and shipped (net of commissions to agents). Such obligations shall be deemed to have been paid when the payment therefor clears the Lockbox Account or, in the case of certain wire transfers, the Concentration Account (as defined in the Security Agreement).

“Administrative Agent” has the meaning set forth in the recital of parties to this Agreement.

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Capital Stock, by contract or otherwise.

“Applicable Base Rate Margin” means the applicable interest-rate margin determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

Pricing Level                                                                Margin

Pricing Level 1                                                      1.50% per annum
Pricing Level 2                                                      1.75% per annum
Pricing Level 3                                                      2.00% per annum

“Applicable Commitment Fee Rate” means the applicable rate determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

Pricing Level                                                                Rate

Pricing Level 1                                                      0.30% per annum
Pricing Level 2                                                      0.30% per annum
Pricing Level 3                                                      0.375% per annum

“Applicable LIBOR Margin” means the applicable interest-rate margin determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

Pricing Level                                                                Margin

Pricing Level 1                                                      1.50% per annum
Pricing Level 2                                                      1.75% per annum
Pricing Level 3                                                      2.00% per annum

“Applicable LOC Fee Rate” means the applicable rate determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

Pricing Level                                                                Rate

Pricing Level 1                                                      1.375% per annum
Pricing Level 2                                                      1.625% per annum
Pricing Level 3                                                      1.875% per annum

“Applicable Reference Rate Margin” means the applicable interest-rate margin determined pursuant to the table set forth below, in accordance with the Pricing Level in effect from time to time.

Pricing Level                                                                Margin

Pricing Level 1                                                      0.00% per annum
Pricing Level 2                                                      0.00% per annum
Pricing Level 3                                                      0.25% per annum

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.

“Assignment of Claims Act” means the Assignment of Claims Act of 1940 (31 U.S.C. §3727).

“Authorized Officer” means, with respect to any action, an officer of the Borrower authorized to take such action pursuant to resolutions of the Borrower delivered to the Administrative Agent from time to time.

“Base Rate” means, for any Interest Period for each Base Rate Advance that is part of the same Borrowing, the rate of interest per annum equal to the sum of (a) the Term Federal Funds Rate for such Interest Period plus (b) 0.5% per annum.

“Base Rate Advance” means, at any time, any Advance that bears interest by reference to the Base Rate.

“BNP Paribas” means BNP Paribas, a French banking corporation, in its individual capacity.

“Borrower” has the meaning set forth in the recital of parties to this Agreement.

“Borrower Guaranty” means the Borrower Guaranty executed by the Borrower in favor of the Hedge Banks and UBOC, as administrative agent thereunder, and delivered thereto pursuant to this Agreement.

“Borrowing” means a borrowing by the Borrower consisting of Advances of the same Type made by the Lenders on the same day.

“Borrowing Base” means, at any time of determination, the difference between (a) the sum of the following, without duplication:

(i)           95% of the amount of Eligible Accounts backed by letters of credit issued by banks listed or described on Schedule 2 (together with such additional banks as the Administrative Agent may agree to add to Schedule 2 in its sole discretion by notification of the same to the Borrower in writing), but only to the extent, with respect to any such bank, that the aggregate face amount of all letters of credit backing Eligible Accounts issued by such bank that are outstanding at any time does not exceed the applicable amount set forth for such bank on Schedule 2 (provided, however, that the Administrative Agent reserves the right in its sole discretion to make exceptions to the foregoing by notification of the same to the Borrower in writing);

(ii)           90% of the amount of Eligible Accounts receivable from (A) approved account debtors listed from time to time on Schedule 3 or as to which the Majority Lenders through the Administrative Agent have otherwise given their prior written approval, which listing or approval may be withdrawn at any time by the Majority Lenders through the Administrative Agent by written notification to the Borrower, or (B) account debtors that are Governmental Persons that have complied with the granting and perfection provisions of the Assignment of Claims Act with respect to such Eligible Accounts;

 (iii)           30% of the amount of Accounts (A) that are receivable from account debtors that are Governmental Persons covered by the Assignment of Claims Act, (B) as to which the Borrower has notified the Administrative Agent in writing (which notice, with respect to each such account debtor, shall be sufficient if given once with respect thereto) and has provided the Administrative Agent such information as reasonably requested thereby, (C) that would otherwise be Eligible Accounts but for the fact that they are 30 days or more past-due and/or such Governmental Persons have not complied with the granting and perfection provisions of the Assignment of Claims Act with respect to such Accounts and (D) that are not more than 120 days past-due (provided, however, that the aggregate amount of such Accounts, before making the calculation set forth in this clause (iii) for the purpose of determining the aggregate amount of such Accounts to be included in the Borrowing Base, shall not exceed $10,000,000);

(iv)           85% of Eligible Accounts that do not fall within clause (i), (ii) or (iii) above;

(v)           80% of Eligible Exchange Balances (provided, however, that the aggregate amount of Eligible Exchange Balances, before making the calculation set forth in this clause (v) for the purpose of determining the aggregate amount of Eligible Exchange Balances to be included in the Borrowing Base, shall not exceed $8,500,000);

(vi)           80% of Eligible Inventory (subject to the proviso in clause (vii) below); and

(vii)           70% of Eligible Prepaid Crude Purchases (provided, however, that (A) the aggregate amount of Eligible Prepaid Crude Purchases, before making the calculation described in this clause (vii) for the purpose of determining the aggregate amount of Eligible Prepaid Crude Purchases to be included in the Borrowing Base, shall not exceed $30,000,000, and (B) the aggregate amount of Eligible Inventory and Eligible Prepaid Crude Purchases included in the Borrowing Base shall not exceed 70% of the Borrowing Base);

minus (b) the amount, if any, by which the aggregate amount charged for federal excise taxes on motor fuels that is included in the sum of the amounts determined pursuant to clauses (a)(i), (ii), (iii) and (iv) above exceeds $3,000,000.

“Borrowing Base Certificate” means a certificate of the Borrower, together with attached schedules, substantially in the form of Exhibit B.

“Business Day” means a day of the year on which banks are not required or authorized to close in Los Angeles and, if the applicable Business Day relates to any LIBOR Advances, on which dealings are carried on in the London interbank market.

“Calculation Period” means, for purposes of calculating any financial measure with respect to FOC and its Subsidiaries, any period of four successive fiscal quarters of FOC ending on the last day of a fiscal quarter of FOC.

“Capitalized Leases” has the meaning set forth in clause (e) of the definition of “Debt” in this Section 1.1.

“Capital Stock” means (a) any and all shares, interests, participations or other equity interests in any Person and (b) any and all warrants, rights or options to acquire any of the foregoing.

“Cash Equivalents” means: (a) United States dollars and up to $2,000,000 of Canadian dollars; (b) securities issued by, or directly and fully guaranteed or insured by, the United States of America or any agency or instrumentality thereof and having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development and having capital and surplus in excess of $500,000,000; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above that are entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within 180 days after the date of acquisition; (f) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and existing under the laws of the United States of America or any foreign country recognized by the United States of America, with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P; (g) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (c) above, provided that all such deposits do not exceed $2,000,000 in the aggregate at any one time; and (h) money-market mutual funds substantially all of the assets of which are of the types described in the preceding clauses (a) through (f).

“Cash Management Agreement” means an agreement to provide cash-management services, including treasury services, depositary services, overdraft services, services for debit or credit cards, ACH services (debit or credit), tax-payment services and services for electronic funds transfers.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cheyenne Refinery” means FRI’s crude-oil refinery in Cheyenne, Wyoming.

“Closing Date” has the meaning set forth in Section 4.1.

“Cogen Lease” means the Sub-Sublease Agreement (Cogeneration Facility) dated as of October 19, 1999 between FERC and Shell Oil Products US, as amended to the date hereof.

“Collateral” means, collectively, (a) the “Collateral” as defined in the Security Agreement and (b) the “Collateral” as defined in the Stock Pledge Agreement.

“Collateral Agent” means UBOC in its capacity as collateral agent under any of the Credit Documents.

“Commercial Finance Audit” means an audit of the Borrower’s books, records and accounting procedures conducted by UBOC or an independent consulting firm selected by the Administrative Agent.

“Commitment” means, for each Lender, the amount set forth opposite such Lender’s name on Schedule 1 under the heading “Commitment” or, if such Lender has entered into one or more Assignments and Assumptions and/or Joinder Agreements, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.8(d), as such amount may be reduced from time to time pursuant to Section 2.1(c).

“Commitment Increase Date” has the meaning set forth in Section 2.1(b).

“Commitment Increase Request” has the meaning set forth in Section 2.1(b).

“Commitment Termination Date” means August 17, 2012 or any earlier date on which the Commitments are terminated pursuant to the terms of this Agreement; provided, however, that, upon (a) written request by the Borrower not later than the date that is 1 year before the Commitment Termination Date in effect from time to time and (b) written notice of extension of the Commitment Termination Date by the Administrative Agent to the Borrower, the Commitment Termination Date may be extended from time to time by the Administrative Agent and the Lenders, in their sole and absolute discretion, for up to an additional year.

“ConocoPhillips” means ConocoPhillips Company, a Delaware corporation.

“Consolidated Current Assets” means, for FOC and its Subsidiaries on a consolidated basis, all assets that, in accordance with GAAP, would be classified as current assets after deducting adequate reserves in each case where a reserve is proper in accordance with GAAP.

“Consolidated Current Liabilities” means, for FOC and its Subsidiaries on a consolidated basis, all items that, in accordance with GAAP, would be classified as current liabilities, but in any case including Debt outstanding under this Agreement.

“Consolidated EBITDA” means, for FOC and its Subsidiaries on a consolidated basis for any period, Consolidated Net Income plus (a) without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income, the sum of (i) income-tax expense, (ii) Consolidated Interest Expense, (iii) depletion, depreciation and amortization expense, (iv) extraordinary charges or losses, (v) losses under Hedge Agreements and (vi) other noncash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period), provided that cash payments made during such period or in any future period in respect of such noncash charges, expenses or losses (other than any such excluded charge, expense or loss) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA for the period in which such payments are made, minus (b) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) extraordinary income or gains, (iii) gains under Hedge Agreements and (iv) other noncash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical in clause (a)(vi) above).

“Consolidated Funded Debt” means, for FOC and its Subsidiaries on a consolidated basis, all Debt, other than Debt of the Credit Parties under the Credit Documents and Debt of FOC and the Borrower under the Utexam Transactions, that matures more than one year from the date of its creation or that matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date, but excluding all Debt required to be paid or prepaid within one year from the date of determination.

“Consolidated Interest Expense” means, for FOC and its Subsidiaries on a consolidated basis for any period, the sum of (a) all interest, commitment fees and loan fees in respect of Debt that are deducted in determining Consolidated Net Income for such period, together with all interest that is capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, plus (b) all fees, expenses and charges in respect of letters of credit that are deducted in determining Consolidated Net Income for such period, together with all such fees, expenses and charges in respect of letters of credit that are capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period. Revenues and expenses derived from Hedge Agreements related to interest rates or dividend rates will be treated as adjustments to interest expense for purposes of this definition.

“Consolidated Long-Term Debt” means, for FOC and its Subsidiaries on a consolidated basis, all Debt, including Debt of the Borrower under this Agreement but excluding Debt of FOC and the Borrower under the Utexam Transactions, that matures more than one year from the date of its creation or that matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date, but excluding all Debt required to be paid or prepaid within one year from the date of determination.

 “Consolidated Net Income” means, for FOC and its Subsidiaries on a consolidated basis for any period, net income (or loss), but excluding (a) the income (or deficit) of any Person accrued before the date it becomes a Subsidiary or is merged into or consolidated with FOC or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which FOC or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by FOC or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Governmental Rule, contractual obligation (other than any Credit Document) or charter, corporate or similar legal restriction applicable to such Subsidiary.

“Continuing Directors” means (a) the directors of FOC on June 30, 2008 and (b) each other director whose nomination for election to the Board of Directors of FOC is recommended by at least a majority of the then Continuing Directors.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of another Type pursuant to the terms of this Agreement.

“Credit Documents” means this Agreement, the Notes, the Security Agreement, the Guaranty, the Stock Pledge Agreement, the Securities Account Control Agreements, all Letter of Credit Requests, any and all Assignments and Assumptions, any and all Joinder Agreements, any and all Secured Hedge Agreements, any and all Secured Cash Management Agreements, the Borrower Guaranty, the FRMI Guaranty, the Fee Letters and the Lockbox Agreement.

“Credit Parties” means the Borrower and each Guarantor.

“Debt” of any Person means, at any date without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding normal trade payables not overdue that are incurred in the ordinary course of such Person’s business); (d) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter-of-credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary and involuntary liquidation preference plus accrued and unpaid dividends; (h) for purposes of Sections 7.4 and 8.1(d) only, all obligations of such Person under Hedge Agreements; (i) all obligations of such Person as lessee under leases (commonly known as “synthetic” leases) under which such Person is treated as owner of the leased asset for tax purposes but, in accordance with GAAP, not for accounting purposes; (j) all Debt referred to in any of clauses (a) through (i) above that is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to advance or supply funds to maintain working capital or equity capital of another Person or otherwise to maintain the net worth or solvency of such Person (including any agreement in the nature of a support arrangement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and (k) all Debt referred to in any of clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts receivable and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event or condition that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.6(b).

“El Dorado Refinery” means FERC’s crude-oil refinery in El Dorado, Kansas.

“Eligible Accounts” means those Accounts of the Borrower that (a) are within 60 days of the date of the related invoice, (b) are less than 30 days past-due, (c) are (together with the relevant “Related Contracts,” as defined in the Security Agreement) covered by a perfected first-priority security interest in favor of the Collateral Agent and (d) comply with all of the representations, warranties and covenants of the Borrower in the Credit Documents; provided, however, that Eligible Accounts shall not include the following:

(i)           Accounts with respect to which the account debtor is an officer, employee or agent of the Borrower;

(ii)           Accounts with respect to which goods have been placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

(iii)           Accounts with respect to which the account debtor is not a Person resident in the United States of America;

(iv)           Accounts with respect to which the account debtor is the United States of America or any department, agency or instrumentality of the United States of America; provided, however, that an Account shall not be deemed ineligible by reason of this clause (iv) if the Borrower has taken the necessary steps, to the satisfaction of the Collateral Agent evidenced in writing, to perfect a first-priority security interest in such Account in favor of the Collateral Agent in compliance with the Assignment of Claims Act;

(v)           Accounts with respect to which the account debtor is a state of the United States of America or a county, city, town, municipality or other division of any such state; provided, however, that an Account shall not be deemed ineligible by reason of this clause (v) if the Borrower has taken the necessary steps, to the satisfaction of the Collateral Agent evidenced in writing, to perfect a first-priority security interest in such Account in favor of the Collateral Agent in compliance with all applicable Governmental Rules;

(vi)           Accounts with respect to which the account debtor is an Affiliate of the Borrower;

(vii)           Accounts to whose account debtor the Borrower is or is to become liable, but only if such liability does not relate to any such Account and only to the extent of such liability;

(viii)                      that portion of the aggregate Accounts owed to the Borrower by any single account debtor that exceeds 15% (or, in the case of Shell Oil Products US, 40%, provided that (A) if at any time Shell Oil Company, a Delaware corporation, no longer maintains a long-term corporate debt rating of at least Aa2 from Moody’s and at least AA+ from S&P, then said percentage for Shell Oil Products US shall automatically be reduced to 25%, and (B) said percentages may be reduced by the Administrative Agent, after consultation with the Syndication Agent, at any time by written notice of the same to the Borrower) of the amount of all of the Accounts of the Borrower, except as approved by the Administrative Agent in writing from time to time;

(ix)           Accounts not denominated in United States dollars;

(x)           Accounts with respect to which an invoice has not been sent within 2 Business Days after the effective date of any Borrowing Base Certificate in which such Accounts would otherwise be included for purposes of calculation of the Borrowing Base;

(xi)           Accounts due from a particular account debtor if any Account due from such account debtor does not comply with the Borrower’s representations and warranties in Section 8 of the Security Agreement and if the Administrative Agent notifies the Borrower that such Accounts are ineligible;

(xii)           Accounts with respect to which the account debtor disputes liability or makes any claim, in whole or in part, but only (A) to the extent that the aggregate amount in dispute and/or as to which claim is made for all such Accounts exceeds $250,000, (B) to the extent that the aggregate amount of all such Accounts exceeds $500,000 or (C) if the amount in dispute and/or as to which claim is made cannot be quantified reasonably accurately;

(xiii)                      Accounts due from a particular account debtor if any event of the types described in Section 8.1(e) occurs with respect to such account debtor;

(xiv)                      Accounts due from a particular account debtor if such account debtor suspends normal business operations; and

(xv)           Accounts that are not satisfactory to the Administrative Agent, in its sole discretion, using reasonable business judgment.

Notwithstanding clauses (vi) and (vii) above, if (A) the obligations of an account debtor under an Account that would otherwise be excluded from Eligible Accounts under either such clause are supported by a letter of credit in form and substance satisfactory (including with respect to all documentary and other requirements of such letter of credit) to the Majority Lenders in their sole discretion, issued by a bank satisfactory to the Majority Lenders in their sole discretion, (B) the proceeds of such letter of credit have been assigned to the Collateral Agent as collateral for the Obligations, pursuant to documentation in form and substance satisfactory to the Majority Lenders in their sole discretion, and (C) the issuer of such letter of credit and any nominated person thereunder have consented to such assignment in writing, pursuant to documentation in form and substance satisfactory to the Majority Lenders in their sole discretion, and have delivered such writing to the Collateral Agent, then such Account shall not be excluded from Eligible Accounts pursuant to such clause (vi) or (vii).

“Eligible Exchange Balances” means all of the Borrower’s Exchange Balances with other Persons (other than Affiliates of the Borrower) that are positive (i.e., in favor of the Borrower) after (a) deducting from such Exchange Balances in each instance the amount equal to the sum of the values of all obligations of the Borrower to deliver petroleum products or to pay money that the Borrower owes or incurs whenever it trades, lends, borrows or exchanges petroleum products in the ordinary course of business with such Persons, the value of such obligations to deliver petroleum products being the lesser of (i) the cost to the Borrower, as set forth in the books and records of the Borrower (valued in accordance with GAAP), of like petroleum products for the previous month and (ii) the fair-market value of like petroleum products as determined in accordance with the methods prescribed in Schedule 4, (b) adjusting such Exchange Balances upward or downward, as applicable, to account for all discounts, allowances, rebates, credits and other adjustments in respect of such Exchange Balances and (c) deducting from such Exchange Balances the amount billed for or representing retainage, if any, by such Persons with respect to such Exchange Balances, until all prerequisites to the immediate payment of such retainage have been satisfied; provided, however, that Eligible Exchange Balances shall not include any Exchange Balance with respect to which (i) the Collateral Agent does not have a perfected first-priority security interest, (ii) any representation, warranty or covenant contained in this Agreement or any other Credit Document has been breached, (iii) the customer or trading partner has disputed liability, or made any claim to the Borrower with respect to such Exchange Balance or with respect to any other Exchange Balance due from such customer or trading partner, other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice, or (iv) any event of a type described in Section 8.1(e) has occurred with respect to the customer or trading partner, or the customer or trading partner has suspended normal business operations.

“Eligible Inventory” means all of the Borrower’s Inventory that (a) is covered by a perfected first-priority security interest in favor of the Collateral Agent (subject only to storage, transportation and other nonconsensual Liens created by operation of law or tariff in favor of carriers, transporters and warehousemen, securing only amounts due to such carriers, transporters and warehousemen in respect of carriage, transportation and storage services with respect to such Inventory, in each case securing obligations not then in default), (b) complies with all of the Borrower’s representations, warranties and covenants in the Credit Documents, (c) is not obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the ordinary course of business, (d) is currently salable in compliance with all applicable Governmental Rules and without the need for any Governmental Action, (e) is held at locations set forth on Schedule 1 to the Security Agreement, (f) is listed on Schedule 4 attached to the most recent Borrowing Base Certificate delivered to the Lenders and (g) is otherwise satisfactory to the Administrative Agent, in its sole discretion, using reasonable business judgment, all such Inventory to be valued, at any time of determination, at the lower of (i) fair-market value as determined in accordance with the methods prescribed in Schedule 4 and (ii) cost, as set forth in the books and records of the Borrower (valued in accordance with GAAP).

“Eligible Prepaid Crude Purchases” means all of the Borrower’s Prepaid Crude Purchases, after deducting therefrom any amounts payable by the Borrower to the seller in respect of such Prepaid Crude Purchases or otherwise; provided, however, that Eligible Prepaid Crude Purchases shall not include any Prepaid Crude Purchase with respect to which (a) the Collateral Agent does not have a perfected first-priority security interest, (b) any representation, warranty or covenant contained in this Agreement or any other Credit Document has been breached, (c) the seller disputes liability or has made any claim to the Borrower, other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice, (d) during the period of existence of such Prepaid Crude Purchase, any event of a type described in Section 8.1(e) has occurred with respect to the seller, or the seller has suspended normal business operations, or (e) any direct or indirect owner of the seller that is reasonably required by the Administrative Agent to be jointly and severally liable for such Prepaid Crude Purchase (i) is not jointly and severally liable for such Prepaid Crude Purchase, pursuant to documentation in form and substance acceptable to the Administrative Agent, or (ii) does not maintain a commercial paper rating of at least P-1 from Moody’s and at least A-1 from S&P.

“EMC” means Ethanol Management Company, a Colorado corporation that is wholly owned by the Borrower.

“Environmental Law” means any Governmental Rule relating to pollution or protection of the environment or any natural resource, to any Hazardous Material or to health or safety, including any Governmental Rule relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Material.

“Environmental Permit” means any Governmental Action required under any Environmental Law.

“Environmental Proceeding” means any action, suit, written demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any Governmental Person for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with FOC within the meaning of Section 414(b) or (c) of the Tax Code (and Sections 414(m) and (o) of the Tax Code for purposes of provisions relating to Section 412 of the Tax Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by FOC or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by FOC or any ERISA Affiliate from a Multiemployer Plan, or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or a Multiemployer Plan, the treatment of a Plan amendment as the termination of a Pension Plan or a Multiemployer Plan under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or a Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan or a Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon FOC or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Balances” means, with respect to any Person, all rights to receive petroleum products or to receive payment of money that the Borrower generates, acquires, possesses or owns whenever the Borrower trades, lends, borrows or exchanges petroleum products in the ordinary course of business with such Person (other than an Affiliate of the Borrower), the value of such rights to receive petroleum products being the lesser of (a) the cost to the Borrower, as set forth in the books and records of the Borrower (valued in accordance with GAAP), of like petroleum products for the previous month and (b) the fair-market value of like petroleum products as determined in accordance with the methods prescribed in Schedule 4.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of a payment to be made by or on account of any obligation of the Borrower under this Agreement, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch-profits taxes imposed by the United States of America and (c) in the case of a Foreign Lender (other than any substitute lender pursuant to Section 3.8), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of, after the date hereof, (i) the adoption or taking effect of any Governmental Rule, (ii) any change in any Governmental Rule or in the administration, interpretation or application thereof by any Governmental Person or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Person) to comply with Section 3.7(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.7(a).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the letter agreement executed and delivered by the Borrower and UBOC pursuant to this Agreement, concerning fees payable by the Borrower to UBOC for its own account with respect to this Agreement, and (b) the letter agreement executed and delivered by the Borrower and BNP Paribas pursuant to this Agreement, concerning fees payable by the Borrower to BNP Paribas for its own account with respect to this Agreement.

“FERC” means Frontier El Dorado Refining Company, a Delaware corporation that is wholly owned by FRMI.

“FHI” means Frontier Holdings Inc., a Delaware corporation that is wholly owned by FOC.

“FOC” has the meaning set forth in the recital of parties to this Agreement.

“Foreign Lender” means any Lender organized under the laws of a jurisdiction other than that the United States of America, any state thereof or the District of Columbia.

“FPI” means Frontier Pipeline Inc., a Delaware corporation that is wholly owned by FRMI.

“FRI” means Frontier Refining Inc., a Delaware corporation that is wholly owned by FRMI.

“FRMI” means Frontier Refining & Marketing Inc., a Delaware corporation that is wholly owned by FHI.

“FRMI Guaranty” means the FRMI Guaranty executed by FRMI in favor of the Hedge Banks and UBOC, as administrative agent thereunder, and delivered thereto pursuant to this Agreement.

“Frontier Processing Agreements” means (a) the Amended and Restated Processing Agreement dated as of June 30, 1998 between the Borrower and FRI, as amended to the date hereof, and (b) the Processing Agreement dated as of November 16, 1999 between the Borrower and FERC, as amended to the date hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that, if any Accounting Change (as defined below) occurs and results in a change in the method of calculation of financial covenants, requirements or terms in this Agreement, then FOC and the Administrative Agent will enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change, with the desired result that the criteria for evaluating FOC’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred. Until such time as such an amendment has been executed and delivered by FOC, the Borrower, the Administrative Agent and the Majority Lenders, however, all financial covenants, requirements and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. As used herein, “Accounting Change” means (a) a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission or (b) a change in accounting principles utilized by FOC from a first-in first-out methodology to a last-in first-out methodology for valuing inventories of FOC and/or any of its Subsidiaries.

“Governmental Action” means any authorization, approval, consent, waiver, exception, license, filing, registration, permit, notarization, special lease or other requirement of any Governmental Person.

“Governmental Person” means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof, or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, including any central bank and any comparable authority.

“Governmental Rule” means any treaty, law, rule, regulation, ordinance, order, code, interpretation, judgment, writ, injunction, decree, determination, directive, award, guideline, request, policy or similar form of decision of any Governmental Person, referee or arbitrator.

“Guarantors” means FOC, FHI, FRMI, FRI, FERC, FPI, EMC and each other Person that becomes a party to the Guaranty by executing a Guaranty Supplement.

“Guaranty” means the Guaranty executed by the Guarantors in favor of the Lenders and the Administrative Agent and delivered thereto pursuant to this Agreement.

“Guaranty Supplement” has the meaning set forth in the Guaranty.

“Hazardous Material” means any substance or material that is described as a toxic or hazardous substance, waste or material or as a pollutant, contaminant or infectious waste, or words of similar import, in any Environmental Law, including asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural-gas liquid, liquefied natural gas or synthetic gas usable for fuel, or any mixture of any of the foregoing), polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and any chemical that may cause cancer or reproductive toxicity.

“Hedge Agreement” means (a) any agreement providing for an option, swap, floor, cap, collar, forward sale or forward purchase involving interest rates, commodities, commodity prices, equities, currencies, bonds or any indexes based on any of the foregoing, (b) any option contract, futures contract or forward contract traded on an exchange or (c) any other derivative agreement or other similar agreement or arrangement.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” means, with respect to each LIBOR Advance or Base Rate Advance making up part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period for LIBOR Advances shall be any number of days between 7 days and 1 month, or 2, 3 or 6 whole months, as the Borrower may select upon notice (by means of a Notice of Borrowing or a Notice of Conversion/Continuation) received by the Administrative Agent not later than 9:30 a.m., Los Angeles time, on the third Business Day before the first day of such Interest Period, and the duration of each Interest Period for Base Rate Advances shall be any number of days between 1 day and 7 days, as the Borrower may select upon notice (by means of a Notice of Borrowing or a Notice of Conversion/Continuation) received by the Administrative Agent not later than 9:30 a.m., Los Angeles time, on the Business Day immediately preceding the first day of such Interest Period; provided, however, that

(a)           Interest Periods commencing on the same date for Advances making up part of the same Borrowing shall be of the same duration;

(b)           whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless, if such Interest Period relates to LIBOR Advances, such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day;

(c)           not more than 5 different Interest Periods may be outstanding at any one time; and

(d)           no Interest Period may end after the Commitment Termination Date.

“Inventory” has the meaning set forth in Section 1(a) of the Security Agreement.

“Inventory Audit” means an audit of the physical properties and volumes, using standard practices and standard tank-gauging wire-line devices or another method acceptable to the Administrative Agent, of all or a portion, as determined by the Administrative Agent from time to time, of the Borrower’s Inventory, conducted by an independent consulting firm selected by the Administrative Agent.

“Issuing Bank” means UBOC or BNP Paribas in its capacity as an issuer of Letters of Credit hereunder.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F.

“Lenders” has the meaning set forth in the recital of parties to this Agreement. Each reference in this Agreement or any other Credit Document to a Lender or the Lenders shall be deemed to include the Issuing Banks.

“Letter of Credit Amount” means the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

“Letter of Credit Fee” has the meaning set forth in Section 2.12(a).

“Letter of Credit Request” means, for each Issuing Bank, a request by the Borrower for the issuance of a Letter of Credit on such Issuing Bank’s standard form of letter of credit application, containing terms and conditions satisfactory to such Issuing Bank in its sole discretion.

“Letter of Credit Usage” means, at any time of determination, the sum of:

(a)           100% of the Letter of Credit Amount of all outstanding Letters of Credit other than those issued to support the purchase of Ratable Crude;

(b)           with respect to the period from and including the date of issuance of any outstanding Letter of Credit issued to support the purchase of Ratable Crude by the Borrower to and including the last day of the month preceding the month in which such Ratable Crude is to be delivered, 0% of the Letter of Credit Amount of such Letter of Credit;

(c)           with respect to the first through the tenth day, inclusive, of the month of delivery of any Ratable Crude to the Borrower, 35% of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower;

(d)           with respect to the eleventh through the twentieth day, inclusive, of the month of delivery of any Ratable Crude to the Borrower, 70% of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower;

(e)           with respect to the period from the twenty-first day of the month of delivery of any Ratable Crude to the Borrower through the date of payment for such Ratable Crude, inclusive, 100% of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower; and

(f)           with respect to the period from the date of payment for any Ratable Crude through the date of expiration or cancellation (as determined by the Administrative Agent) of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower, inclusive, 20% of the Letter of Credit Amount of such Letter of Credit.

Upon not less than 3 days’ prior written notice from the Administrative Agent to the Borrower, the percentages set forth above may be adjusted by the Administrative Agent from time to time at the Administrative Agent’s discretion if at any time any Commercial Finance Audit reveals that Ratable Crude delivery patterns are materially different from those specified above or determined pursuant to the most recent Commercial Finance Audit performed from time to time.

“Letters of Credit” has the meaning set forth in Section 2.1(a).

“LIBOR” means, for any Interest Period for each LIBOR Advance that is part of the same Borrowing, the rate per annum obtained by dividing (a) the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which U.S.-dollar deposits would be offered to UBOC outside the United States of America 2 Business Days before the first day of such Interest Period, in an amount comparable to the amount of UBOC’s LIBOR Advance for such Interest Period and for a term coinciding with such Interest Period, by (b) a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period.

“LIBOR Advance” means, at any time, any Advance that bears interest by reference to LIBOR.

“LIBOR Reserve Percentage” means, for any Interest Period for each LIBOR Advance that is part of the same Borrowing, the reserve percentage applicable on any day not more than 2 Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for UBOC with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Advances is determined) having a term equal to such Interest Period.

“Lien” means, with respect to any asset, (a) any lien, charge, option, claim, mortgage, security interest, pledge or other encumbrance or any other type of preferential arrangement of any kind in respect of such asset or (b) the interest of a vendor or lessor under any conditional-sale agreement, capital lease or other title-retention agreement relating to such asset.

“Lockbox Account” has the meaning set forth in the Security Agreement.

“Lockbox Agreement” means (a) the Four Party Lockbox Agreement dated as of December 22, 1999 among the Borrower, UBOC, as administrative agent, Regulus West LLC, a Delaware limited liability company, and Wells Fargo Bank, N.A., a national banking association, or (b) a replacement of said Agreement delivered pursuant to Section 4.2(a).

“Majority Lenders” means, at any time, Lenders owed at least 51% of the Obligations then outstanding or, if no Obligations are then outstanding, Lenders having at least 51% of the Commitments.

“Material Adverse Effect” means a material and adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of FOC and its Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform any material obligation under any of the Credit Documents to which it is a party or (c) the legality, validity or enforceability of any Credit Document or the rights or remedies of the Administrative Agent, the Collateral Agent, the Lenders and/or the Hedge Banks, as applicable, thereunder.

“Material Contracts” means (a) the Frontier Processing Agreements, the Offtake Agreement and the Cogen Lease and (b) as to FOC or any Subsidiary, each contract to which such Person is a party that, if lost, could reasonably be expected to have a Material Adverse Effect.

“Maximum Aggregate Commitment” means, at any time, the total of the Commitments, as they may be increased from time to time pursuant to Section 2.1(b) or reduced from time to time pursuant to Section 2.1(c).

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which FOC or any ERISA Affiliate (a) makes or is obligated to make contributions or (b) during the preceding five plan years has made or been obligated to make contributions.

“New Lender” has the meaning set forth in Section 2.1(b).

“Note” means a Revolving Note of the Borrower payable to the order of a Lender, substantially in the form of Exhibit A, evidencing the indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender from time to time.

“Notice of Borrowing” has the meaning set forth in Section 2.4(a).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.8(a).

“Obligations” means all payment obligations of the Borrower outstanding from time to time under this Agreement and the other Credit Documents, whether for principal, reimbursement of drawings under Letters of Credit (including contingent reimbursement obligations under outstanding Letters of Credit), interest, fees, expenses, indemnification or otherwise.

“Offtake Agreement” means the Frontier Products Offtake Agreement, El Dorado Refinery, dated as of October 19, 1999 between the Borrower and Equiva Trading Company, which was assigned by Equiva Trading Company to Shell Trading (US) Company, a Delaware corporation, on September 1, 2002, as amended to the date hereof.

“Old Credit Agreement” means the Third Amended and Restated Revolving Credit Agreement dated as of October 1, 2007 among the Borrower, FOC, the financial institutions party thereto, UBOC, as administrative agent, and BNP Paribas, as syndication agent.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by FOC or an ERISA Affiliate or to which FOC or an ERISA Affiliate contributes or has an obligation to contribute or, in the case of a multiple-employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.6; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations (other than any Lien imposed by ERISA); (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially and adversely affect the use of such property for its present purposes; and (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a business trust or any other entity or organization, including any Governmental Person.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by FOC or, with respect to any such plan that is subject to Section 412 of the Tax Code or Title IV of ERISA, an ERISA Affiliate.

“Prepaid Crude Purchases” means all rights to receive crude oil that the Borrower acquires, possesses or owns whenever the Borrower prepays for purchases of crude oil in the ordinary course of business from Shell Trading (US) Company, a Delaware corporation, BP Oil Supply Company, a Delaware corporation, Bayoil (USA), Inc., a Delaware corporation, Koch Supply & Trading, L.P., a Delaware limited partnership, or any other Person as to which the Majority Lenders through the Administrative Agent otherwise give their prior written approval (which approval may be withdrawn at any time by the Majority Lenders through the Administrative Agent by written notification to the Borrower), the value of such rights being the lesser of (a) the cost to the Borrower for such crude oil, as set forth in the books and records of the Borrower (valued in accordance with GAAP), and (b) the fair-market value of such crude oil, as determined in accordance with the methods prescribed in Schedule 4.

“Pricing Level” means Pricing Level 1, Pricing Level 2 or Pricing Level 3.

“Pricing Level 1” means the Pricing Level that applies to each Advance (whether then outstanding or thereafter made) on and after, to each Letter of Credit (whether then outstanding or thereafter issued) on and after, and to each Commitment on and after, the date of receipt by the Administrative Agent of a schedule of computations referred to in Section 6.4(a) or (b) if the ratio of (a) the difference between Consolidated Long-Term Debt and the aggregate amount, if any, of Cash Equivalents held by FOC and its Subsidiaries in excess of the sum of the smallest aggregate amount of Cash Equivalents needed to be held by FOC in order for FOC to comply with the covenant contained in Section 7.10, all as determined on the last day of the fiscal quarter of FOC ended immediately before that date, to (b) Consolidated EBITDA for the Calculation Period ended on the last day of that fiscal quarter was less than 2.25:1.00, as demonstrated by that schedule; provided, however, that (i) if the information in any such schedule is incorrect and results in the payment of lower interest or fees than should have been paid based on the correct information, then the Borrower shall nevertheless be liable to the Lenders and the Administrative Agent for the correct amounts of interest and fees and will pay any unpaid portion of the same to the Administrative Agent for the benefit of the Person(s) entitled thereto, promptly upon demand therefor, and (ii) if FOC fails to deliver any such schedule by the required day, then Pricing Level 3 shall apply until FOC delivers such schedule and the appropriate Pricing Level can be determined.

“Pricing Level 2” means the Pricing Level that applies to each Advance (whether then outstanding or thereafter made) on and after, to each Letter of Credit (whether then outstanding or thereafter issued) on and after, and to each Commitment on and after, the date of receipt by the Administrative Agent of a schedule of computations referred to in Section 6.4(a) or (b) if the ratio of (a) the difference between Consolidated Long-Term Debt and the aggregate amount, if any, of Cash Equivalents held by FOC and its Subsidiaries in excess of the sum of the smallest aggregate amount of Cash Equivalents needed to be held by FOC in order for FOC to comply with the covenant contained in Section 7.10, all as determined on the last day of the fiscal quarter of FOC ended immediately before that date, to (b) Consolidated EBITDA for the Calculation Period ended on the last day of that fiscal quarter was equal to or greater than 2.25:1.00 but less than 3.00:1.00, as demonstrated by that schedule; provided, however, that (i) if the information in any such schedule is incorrect and results in the payment of lower interest or fees than should have been paid based on the correct information, then the Borrower shall nevertheless be liable to the Lenders and the Administrative Agent for the correct amounts of interest and fees and will pay any unpaid portion of the same to the Administrative Agent for the benefit of the Person(s) entitled thereto, promptly upon demand therefor, and (ii) if FOC fails to deliver any such schedule by the required day, then Pricing Level 3 shall apply until FOC delivers such schedule and the appropriate Pricing Level can be determined.

“Pricing Level 3” means the Pricing Level that applies to each Advance (whether then outstanding or thereafter made) on and after, to each Letter of Credit (whether then outstanding or thereafter issued) on and after, and to each Commitment on and after, the date of receipt by the Administrative Agent of a schedule of computations referred to in Section 6.4(a) or (b) if the ratio of (a) the difference between Consolidated Long-Term Debt and the aggregate amount, if any, of Cash Equivalents held by FOC and its Subsidiaries in excess of the sum of the smallest aggregate amount of Cash Equivalents needed to be held by FOC in order for FOC to comply with the covenant contained in Section 7.10, all as determined on the last day of the fiscal quarter of FOC ended immediately before that date, to (b) Consolidated EBITDA for the Calculation Period ended on the last day of that fiscal quarter was equal to or greater than 3.00:1.00, as demonstrated by that schedule; provided, however, that (i) if the information in any such schedule is incorrect and results in the payment of lower interest or fees than should have been paid based on the correct information, then the Borrower shall nevertheless be liable to the Lenders and the Administrative Agent for the correct amounts of interest and fees and will pay any unpaid portion of the same to the Administrative Agent for the benefit of the Person(s) entitled thereto, promptly upon demand therefor, and (ii) if FOC fails to deliver any such schedule by the required day, then Pricing Level 3 shall apply until FOC delivers such schedule and the appropriate Pricing Level can be determined.

“Ratable Crude” means crude oil (a) delivered to the Borrower at either Refinery by common-carrier pipeline or by truck or (b) delivered to the Borrower through common-carrier pipeline, and sold by the Borrower, at Cushing, Oklahoma, in each case referred to in clauses (a) and (b) above on a predetermined, prorated basis over the course of a delivery month; provided, however, that each delivery of crude oil as described in clause (b) above shall be treated as Ratable Crude only if in each instance the Administrative Agent has received evidence reasonably satisfactory thereto that such crude oil will be delivered on a ratable basis substantially similar to that for Ratable Crude previously delivered to the Borrower at one of the Refineries.

“Reference Rate” means the variable rate of interest per annum established by UBOC from time to time as its “reference rate.” Such “reference rate” is set by UBOC as a general reference rate of interest, taking into account such factors as UBOC may deem appropriate, it being understood that many of UBOC’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that UBOC may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate.”

“Reference Rate Advance” means, at any time, any Advance that bears interest by reference to the Reference Rate.

“Refineries” means the Cheyenne Refinery and the El Dorado Refinery.

“Register” has the meaning set forth in Section 10.8(d).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., a New York corporation.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into solely between the Borrower and a Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under this Agreement that is entered into solely between the Borrower or FOC and one or more Hedge Banks.

“Securities Account Control Agreements” means (a) the two Securities Account Control Agreements dated September 25, 2007 executed by the Borrower, UBOC, as administrative agent, and Bear, Stearns Securities Corp. for the purpose of perfecting the Collateral Agent’s security interest in the two “Securities Accounts” referred to by number in the Security Agreement or (b) replacements of either or both of said agreements delivered pursuant to Section 4.2(b).

“Security Agreement” means the Security Agreement executed by the Borrower in favor of the Collateral Agent and delivered thereto pursuant to this Agreement.

“Shell Oil Products US” means Equilon Enterprises LLC, a Delaware limited liability company doing business as “Shell Oil Products US.”

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar meaning or purpose) as defined in any instrument governing any Debt of FOC or any Subsidiary, including the indentures (or similar instruments) for the notes referred to in Section 7.4(b).

“Stamp and Excise Taxes” means all current or future stamp or documentary taxes, and all other excise or property taxes, charges and similar levies, arising from any payment made under this Agreement or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

 “Stock Pledge Agreement” means the Stock Pledge Agreement executed by FRMI in favor of the Collateral Agent and delivered thereto pursuant to this Agreement.

“Subsidiary” means, as to any Person, any corporation, limited liability company, partnership, joint venture or other entity of which (a) a majority of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or Persons performing similar functions (irrespective of whether at the time other such Capital Stock has or might have voting power upon the occurrence of a contingency) or (b) a majority of the interests in the capital or profits is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified herein, “Subsidiary” means a Subsidiary of FOC.

“Super-Majority Lenders” means, at any time, Lenders owed at least 75% of the Obligations then outstanding or, if no Obligations are then outstanding, Lenders having at least 75% of the Commitments.

“Syndication Agent” has the meaning set forth in the recital of parties to this Agreement.

“Tax Code” means the Internal Revenue Code of 1986.

“Taxes” means all current or future income or other taxes, levies, imposts, duties, deductions, withholdings, assessments, fees and other charges (including Stamp and Excise Taxes) imposed, levied, collected or assessed by any Governmental Person, including any interest, additions to tax or penalties applicable thereto.

“Term Federal Funds Rate” means, for any Interest Period for each Base Rate Advance that is part of the same Borrowing, the rate per annum at which UBOC is offered federal funds in the term federal funds market as of 10:00 a.m., Los Angeles time, on the first day of such Interest Period, in an amount comparable to the amount of UBOC’s Base Rate Advance for such Interest Period and for a term coinciding with such Interest Period.

“Titled Agent” has the meaning set forth in Section 9.8.

“Type” refers to the distinction among Reference Rate Advances, LIBOR Advances and Base Rate Advances.”

“UBOC” means Union Bank of California, N.A., a national banking association, in its individual capacity.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Tax Code for the applicable plan year.

“Utexam Transactions” means the crude oil purchases and related transactions contemplated by the Master Crude Oil Purchase and Sale Contract dated March 10, 2006 by and among Utexam Ltd., a corporation organized under the laws of the Republic of Ireland, as seller, the Borrower, as purchaser, and FOC, as guarantor.

Section 1.2                                Accounting Terms
. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP.

Section 1.3                                Interpretation
. In this Agreement: the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible, visible form; the words “including,” “includes” and “include” are deemed to be followed by the words “without limitation”; references to sections (or subdivisions of sections), recitals, exhibits, annexes or schedules are to those of this Agreement unless otherwise provided; references to agreements and other contractual instruments are deemed to include all subsequent amendments, restatements, supplements and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns.

ARTICLE 2.
COMMITMENTS

Section 2.1                                Commitments.

(a)                      Each Lender agrees severally, on the terms and conditions contained in this Agreement, to extend credit to the Borrower from time to time from the Closing Date to the Commitment Termination Date by making funded advances to the Borrower (the “Advances”) pursuant to Section 2.4 and participating in letters of credit issued for the account of the Borrower (the “Letters of Credit”) pursuant to Section 2.9, in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided, however, that the sum of (i) the aggregate principal amount of all Advances outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed the Maximum Aggregate Commitment at any time; and further provided, however, that the sum of (i) the aggregate principal amount of all Advances outstanding, (ii) the Letter of Credit Usage and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed the Borrowing Base at any time. Within the limits of each Lender’s Commitment, the Borrower may borrow under Section 2.4, have Letters of Credit issued for the Borrower’s account under Section 2.9, prepay Advances under Section 2.7, reborrow under Section 2.4, and have additional Letters of Credit issued for the Borrower’s account under Section 2.9 after the expiration of previously issued Letters of Credit.

(b)                      The Borrower may request from time to time that the Maximum Aggregate Commitment be increased on any Business Day occurring after the Closing Date (each a “Commitment Increase Date”), by one or more of the Lenders increasing their Commitments and/or by one or more new lenders establishing commitments under this Agreement. The Borrower shall make each such request in writing, not later than 10 Business Days before the proposed Commitment Increase Date, by delivering to the Administrative Agent a request (a “Commitment Increase Request”) signed by an Authorized Officer and specifying the requested Commitment Increase Date and the aggregate amount of the requested increase, which shall be in an amount that would not cause the Maximum Aggregate Commitment to exceed $650,000,000. Promptly after receipt of each Commitment Increase Request, and provided that the Administrative Agent approves the requested increase in the Maximum Aggregate Commitment (which approval shall not be unreasonably withheld or delayed), the Administrative Agent will notify each Lender of the contents thereof, and each Lender will thereafter (within 10 Business Days after receipt of such notice from the Administrative Agent) notify the Administrative Agent in writing of such Lender’s willingness, if any, to accept all or a portion of the requested increase (any such willing Lender herein called an “Accepting Lender”). Upon receipt of responses from the Lenders (with any Lender failing to respond within the specified time period being deemed to have declined to accept any of the requested increase), the Administrative Agent will notify the Borrower thereof, and the increase in the Maximum Aggregate Commitment shall be allocated, at the discretion of the Administrative Agent after consultation with the Borrower, to each Accepting Lender and to one or more new lenders (each a “New Lender”) designated by the Borrower with the consent of the Administrative Agent. Upon fulfillment of the applicable conditions set forth in Article 4, on the specified Commitment Increase Date (i) the Maximum Aggregate Commitment shall be increased by the aggregate amount agreed to by any Accepting Lenders and/or New Lenders with respect to the Borrower’s request for such an increase on that date, (ii) each such Accepting Lender’s Commitment shall be increased in accordance with the foregoing, (iii) each such New Lender shall become a party to this Agreement with a Commitment established in accordance with the foregoing, (iv) the interests of the Lenders (including any New Lenders) in all outstanding Advances and Letters of Credit shall be pro rata in accordance with their Commitments hereunder as of such Commitment Increase Date, and (v) the Lenders shall make all appropriate adjustments directly among themselves with respect to any Advances outstanding under, and any payments under, this Agreement for periods before such Commitment Increase Date.

(c)                      The Borrower shall have the right, upon at least 7 Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided, however, that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $5,000,000 in excess thereof.

Section 2.2                                Fees.

(a)                      From the date hereof until the Commitment Termination Date, the Borrower will pay to the Administrative Agent, for the account of the Lenders, a commitment fee at the Applicable Commitment Fee Rate in effect from time to time on the actual daily amount by which the Maximum Aggregate Commitment exceeds the sum of (i) the aggregate face amount of all Letters of Credit outstanding plus (ii) the aggregate amount of all Advances outstanding. The commitment fee payable hereunder shall be payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing on October 1, 2008, and on the Commitment Termination Date; provided, however, that on October 1, 2008 the Borrower will pay a commitment fee in accordance with Section 2.2(a) of the Old Credit Agreement with respect to periods before the Closing Date.

(b)                      The Borrower will pay to each of UBOC and BNP Paribas, for its own account, the fees payable by the Borrower pursuant to the Fee Letters.

(c)                      All fees payable by the Borrower under the Credit Documents shall be deemed to be fully earned when paid and shall be nonrefundable.

Section 2.3                                Mandatory Prepayment of Advances and Pledge of Cash Collateral
. If at any time (a) the sum of (i) the aggregate principal amount of all Advances outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the Maximum Aggregate Commitment, or if at any time (b) the sum of (i) the aggregate principal amount of all Advances outstanding, (ii) the Letter of Credit Usage and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the Borrowing Base, then, in either case, the Borrower will immediately, without notice or request by the Administrative Agent or the Lenders, prepay the Advances (together with accrued and unpaid interest to the date of prepayment on the principal amount prepaid) and/or pledge additional cash collateral to the Collateral Agent to secure reimbursement of amounts available to be drawn under outstanding Letters of Credit, in an aggregate amount equal to such excess.

A.           ADVANCES

Section 2.4                                Making Advances.

(a)                      Each Borrowing shall be made on notice, given (i) with respect to any Borrowing consisting of Reference Rate Advances, not later than 1:30 p.m., Los Angeles time, on the Business Day before the date of the proposed Borrowing, (ii) with respect to any Borrowing consisting of Base Rate Advances, not later than 9:30 a.m., Los Angeles time, on the Business Day before the date of the proposed Borrowing and (iii) with respect to any Borrowing consisting of LIBOR Advances, not later than 9:30 a.m., Los Angeles time, on the third Business Day before the date of the proposed Borrowing, each such notice to be given by the Borrower to the Administrative Agent, which shall give each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing shall be in writing in the form of Exhibit D (a “Notice of Borrowing”), or by telephone confirmed promptly in writing, by an Authorized Officer, specifying (A) the requested date of such Borrowing (which shall be a Business Day), (B) the requested Type of Advances making up such Borrowing, (C) the requested aggregate amount of such Borrowing, which shall be $1,000,000 (or, in the case of a Borrowing consisting of LIBOR Advances, $2,000,000) or an integral multiple of $500,000 in excess thereof, (D) in the case of a Borrowing consisting of LIBOR Advances or Base Rate Advances, the requested initial Interest Period for such Advances and (E) the fact that the statements set forth in Section 4.3(b) are true as of the date of such Borrowing. Each Lender shall, before 11:00 a.m., Los Angeles time, on the day of such Borrowing, make available to the Administrative Agent at its address in Los Angeles referred to in Section 10.2, in immediately available funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 4, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s concentration account number 0880412175 at the Administrative Agent’s aforesaid address. Notwithstanding the provisions of the first sentence of this Section 2.4(a), if the Borrower gives the Administrative Agent notice, by telephone confirmed promptly by telecopier, of a Borrowing consisting of Reference Rate Advances by 9:30 a.m., Los Angeles time, on the day of the proposed Borrowing, the Administrative Agent and the Lenders will use commercially reasonable efforts (but shall not be obligated) to make such Advances available on the day on which such notice is given; provided, however, that the Administrative Agent and the Lenders shall no longer be required to use commercially reasonable efforts as described in this sentence if the Administrative Agent, at its sole option exercisable at any time, gives the Borrower notice of the same.

(b)                      Notwithstanding anything in Section 2.4(a) to the contrary, the Borrower may not select LIBOR Advances for any Borrowing if (i) the obligation of the Lenders to make LIBOR Advances is then suspended pursuant to Article 3 or (ii) after giving effect to such Borrowing, the aggregate number of different Interest Periods for outstanding LIBOR Advances would be greater than 5 (provided that Interest Periods of the same duration, but commencing on different dates, shall be treated as different Interest Periods).

(c)                      Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower will indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified for such Borrowing in the related Notice of Borrowing, the applicable conditions set forth in Article 4, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)                      Unless the Administrative Agent receives notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender has not made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date on which such amount is made available to the Borrower until the date on which such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances making up such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender repays to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)                      The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.5                                Repayment
.  On the Commitment Termination Date, the Borrower will repay to the Administrative Agent, for the account of the Lenders, the outstanding principal amount of the Advances.

Section 2.6                                Interest.

(a)                      The Borrower will pay interest on the unpaid principal amount of each Advance, from the date of such Advance (or, if later, the date hereof) until such principal amount has been paid in full, (i) during such periods as such Advance is a Reference Rate Advance, at a rate per annum equal at all times to the sum of the Reference Rate in effect from time to time plus the Applicable Reference Rate Margin, payable monthly in arrears on the first Business Day of each calendar month during such periods and on the Commitment Termination Date, (ii) during such periods as such Advance is a LIBOR Advance, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of LIBOR for such Interest Period for such Advance plus the Applicable LIBOR Margin, payable on the last day of such Interest Period and, in the case of any 6-month Interest Period, on the day that is 3 months from the first day of such Interest Period, and (iii) during such periods as such Advance is a Base Rate Advance, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Base Rate for such Interest Period for such Advance plus the Applicable Base Rate Margin, payable on the last day of such Interest Period; provided, however, that the Borrower will pay interest in accordance with Section 2.6(a) of the Old Credit Agreement with respect to periods before the Closing Date.

(b)                      Any amount of principal of any Advance that is not paid when due (whether at stated maturity, by required prepayment, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum (the “Default Rate”) equal at all times to the sum of the otherwise applicable interest rate plus 3.00% per annum.

(c)                      The Administrative Agent will give prompt notice to the Borrower and the Lenders of each applicable interest rate determined by the Administrative Agent for purposes of Section 2.6(a).

(d)                      If the Borrower fails to select the duration of any Interest Period for any LIBOR Advances or Base Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Reference Rate Advances.

(e)                      If any amount, other than principal of any Advance, payable by the Borrower under this Agreement or any other Credit Document is not paid when due (whether at stated maturity, by acceleration or otherwise), then, to the fullest extent permitted by applicable Governmental Rules, such amount shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of the interest rate applicable to Reference Rate Advances from time to time plus 3.00% per annum.

Section 2.7                                Optional Prepayments
. The Borrower may on any Business Day, in the case of Reference Rate Advances or Base Rate Advances upon prior written notice not later than 9:30 a.m., Los Angeles time, on the day of any prepayment of such Advances, and in the case of LIBOR Advances upon at least 3 Business Days’ prior written notice, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower will, prepay the outstanding principal amounts of the Advances making up a Borrowing in whole or ratably in part, together, in the case of LIBOR Advances or Base Rate Advances, with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid; provided, however, that any prepayment of LIBOR Advances or Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Advances; and further provided, however, that each partial prepayment shall be in the aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

Section 2.8                                Conversion of Advances.

(a)                      The Borrower may on any Business Day, upon prior written notice in the form of Exhibit E (a “Notice of Conversion/Continuation”) signed by an Authorized Officer and given to the Administrative Agent (i) with respect to any Conversion from Base Rate Advances to Reference Rate Advances or from Reference Rate Advances to Base Rate Advances, not later than 9:30 a.m., Los Angeles time, on the Business Day immediately preceding the date of the proposed Conversion and (ii) with respect to any Conversion from or to LIBOR Advances, not later than 9:30 a.m., Los Angeles time, on the third Business Day before the date of the proposed Conversion, subject to the provisions of Sections 2.4(b), 3.2 and 3.3, Convert all the Advances of one Type making up the same Borrowing into Advances of another Type; provided, however, that any Conversion of LIBOR Advances or Base Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Advances or Base Rate Advances. Each Notice of Conversion shall, within the restrictions specified above, specify (A) the date of such Conversion, (B) the Advances to be Converted and (C) if such Conversion is into LIBOR Advances or Base Rate Advances, the duration of the initial Interest Period for such Advances. Each Notice of Conversion shall be irrevocable and binding on the Borrower. The Administrative Agent shall give each Lender prompt notice by telecopier of each Notice of Conversion.

(b)                      On any date on which the aggregate unpaid principal amount of LIBOR Advances composing any Borrowing is reduced, by payment or prepayment or otherwise, to less than $2,000,000, such Advances shall automatically Convert into Reference Rate Advances. Upon the occurrence and during the continuation of any Default, (i) each LIBOR Advance and Base Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Reference Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances or Base Rate Advances shall be suspended.

B.           LETTERS OF CREDIT

Section 2.9                                Issuance of Letters of Credit.

(a)                      Subject to the limitations set forth in Section 2.1(a), the Borrower shall be entitled to request the issuance of Letters of Credit, from time to time from the Closing Date to the Commitment Termination Date (subject to the second-to-last sentence of this Section 2.9(a)), by giving either Issuing Bank a Letter of Credit Request at least 1 Business Day before the requested date of issuance of each such Letter of Credit (which shall be a Business Day).  Any Letter of Credit Request received by an Issuing Bank later than 3:00 p.m., Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be delivered by telecopier (but shall be deemed to be an original for all purposes), shall be signed by an Authorized Officer, shall be irrevocable and shall be effective upon receipt by the applicable Issuing Bank. Provided that a valid Letter of Credit Request has been received by the applicable Issuing Bank and upon fulfillment of the other applicable conditions set forth in Article 4, such Issuing Bank will issue the requested Letter of Credit; provided, however, that neither Issuing Bank shall be obligated to, but each may in its sole and absolute discretion, issue a Letter of Credit as requested by the Borrower pursuant hereto if such issuance would cause the sum of (i) the aggregate Letter of Credit Amount of all outstanding Letters of Credit issued by such Issuing Bank and (ii) the aggregate amount of unreimbursed drawings under all Letters of Credit issued by such Issuing Bank to exceed 50% of the Maximum Aggregate Commitment. No Letter of Credit may have an expiration date later than the 60th day before the Commitment Termination Date. Notwithstanding the foregoing provisions of this Section 2.9(a), if the Borrower gives an Issuing Bank notice, by telephone confirmed promptly by telecopier, of a request for a Letter of Credit by noon, Los Angeles time, on the proposed day of issuance of such Letter of Credit, such Issuing Bank will use commercially reasonable efforts (but shall not be obligated) to issue such Letter of Credit on the day on which such notice is given; provided, however, that an Issuing Bank shall no longer be required to use commercially reasonable efforts as described in this sentence if such Issuing Bank, at its sole option exercisable at any time, gives the Borrower notice of the same.

(b)                      Immediately upon the issuance of each Letter of Credit by an Issuing Bank, such Issuing Bank shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed to have purchased and received from such Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) a fraction the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the Maximum Aggregate Commitment and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). Each Issuing Bank will promptly advise each other Lender of the issuance of each Letter of Credit by such Issuing Bank, the Letter of Credit Amount of such Letter of Credit, any change in the face amount or expiration date of such Letter of Credit, the cancellation or other termination of such Letter of Credit and any drawing under such Letter of Credit.

Section 2.10                                Drawing and Reimbursement.

(a)                      The Borrower will reimburse each Issuing Bank for the amount of each draft presented under a Letter of Credit and paid by such Issuing Bank and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Bank in connection with such payment. Each such reimbursement shall be effected by a Reference Rate Advance from such Issuing Bank in accordance with Section 2.10(b).  Each Issuing Bank will notify the Borrower promptly of each payment by such Issuing Bank of a draft presented under a Letter of Credit.

(b)                      The payment by an Issuing Bank of a draft presented under a Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Reference Rate Advance in the amount of such payment, without any requirement of compliance with the provisions of Section 2.1(a), Section 2.4(a) or Article 4 and without regard to whether the Commitment Termination Date has occurred, but subject to the provisions of Section 2.3. In the event that any such Reference Rate Advance by an Issuing Bank is not repaid by the Borrower by 11:00 a.m., Los Angeles time, on the first Business Day after the day on which such Reference Rate Advance was made, such Issuing Bank will promptly so notify the Administrative Agent and each other Lender. On the first Business Day after such notification, each such Lender will make a Reference Rate Advance, which shall be used to repay the applicable portion of the relevant Issuing Bank’s Reference Rate Advance with respect to such drawing, in an amount equal to the amount of such Lender’s participation in such drawing and will make available to the Administrative Agent for such Issuing Bank’s account, in immediately available funds, the amount of such Reference Rate Advance. Each such Lender’s obligation to make such a Reference Rate Advance shall be absolute and unconditional in all circumstances, without any requirement of compliance with the provisions of Section 2.1(a), Section 2.4(a) or Article 4 and without regard to whether the Commitment Termination Date has occurred, but subject to the provisions of Section 2.3. If and to the extent that any such Lender fails to make the amount of such Reference Rate Advance available to the Administrative Agent, for the account of such Issuing Bank, such Lender and the Borrower severally agree to repay such amount to the Administrative Agent, for the account of such Issuing Bank, forthwith on demand, together with interest thereon for each day from the date on which such amount was made available to the Borrower by such Issuing Bank until the date on which such amount is repaid to the Administrative Agent, for the account of such Issuing Bank, at (i) in the case of the Borrower, the interest rate applicable at the time to Reference Rate Advances and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender repays such amount to the Administrative Agent, for the account of such Issuing Bank, such amount so repaid shall constitute such Lender’s Reference Rate Advance to the Borrower for purposes of this Section 2.10(b).

Section 2.11                                Obligations Absolute
. The obligations of the Borrower under this Agreement, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

(a)                      any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Credit Document;

(b)                      the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), either Issuing Bank, any other Lender (other than the defense of payment in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Credit Document, the transactions contemplated hereby or thereby or any unrelated transaction;

(c)                      any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

(d)                      payment by an Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(e)                      any exchange, release or nonperfection of any Collateral or other collateral, or any release, amendment or waiver of or consent to departure from the Guaranty or any other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit; and

(f)                      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.12                                Letter of Credit Fees and Charges.

(a)                      The Borrower will pay to the Administrative Agent, for the account of the Lenders, from and including the date hereof to the date on which all Letters of Credit have expired or been terminated, a letter of credit fee (the “Letter of Credit Fee”) at the Applicable LOC Fee Rate in effect from time to time on the aggregate of the actual daily Letter of Credit Amounts of all Letters of Credit outstanding from time to time; provided, however, that, to the extent and so long as no Event of Default has occurred and is continuing and the Borrower pledges cash collateral to the Collateral Agent pursuant to the Security Agreement by depositing such cash collateral into account number 4560001520 of the Collateral Agent at UBOC, Los Angeles, California, as collateral for, and in the amount of, the Borrower’s contingent reimbursement obligations in respect of all or a portion of the aggregate Letter of Credit Amount of the Letters of Credit outstanding from time to time, then the Letter of Credit Fee payable on all or such portion, as applicable, of the aggregate of the actual daily Letter of Credit Amounts of such Letters of Credit shall be payable at the rate of 0.75% per annum. The Letter of Credit Fee shall be payable monthly in arrears on the first Business Day of each calendar month, commencing on September 1, 2008, to the extent accrued during the immediately preceding calendar month; provided, however, that on September 1, 2008 the Borrower will pay a letter of credit fee in accordance with Section 2.12(a) of the Old Credit Agreement with respect to periods before the Closing Date.

(b)                      The Borrower will pay to each Issuing Bank for its own account such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with such Issuing Bank’s standard internal charge guidelines in effect from time to time.

Section 2.13                                Limits of Liability of Issuing Banks and Lenders.

(a)                      The Borrower agrees to the provisions in the Letter of Credit Request forms; provided, however, that the terms of this Agreement shall take precedence if there is any inconsistency between the terms of this Agreement and the terms of either such form.

(b)                      The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Issuing Bank nor any other Lender nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith, (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged, (iii) payment by an Issuing Bank against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit, or (iv) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit; provided, however, that (A) the Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (1) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit issued by such Issuing Bank comply with the terms of such Letter of Credit or (2) such Issuing Bank’s willful failure to make lawful payment under any Letter of Credit issued by such Issuing Bank after the presentation thereto by the beneficiary or transferee of such Letter of Credit of a draft and certificates strictly complying with the terms and conditions of such Letter of Credit, and (B) EXCEPT AS EXPRESSLY PROVIDED IN CLAUSE (A) ABOVE, THE BORROWER SHALL HAVE NO CLAIM AGAINST EITHER ISSUING BANK, AND NEITHER ISSUING BANK SHALL BE LIABLE TO THE BORROWER, FOR ANY DAMAGES SUFFERED BY THE BORROWER THAT ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY SUCH ISSUING BANK. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

C.           PAYMENT PROVISIONS

Section 2.14                                Payments.

(a)                      The Borrower will make each payment hereunder and under the Notes not later than 11:00 a.m., Los Angeles time, on the day when due, in U.S. dollars and immediately available funds, to the Administrative Agent at its address in Los Angeles set forth in Section 10.2. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.2(b) or Article 3 or interest payable to an Issuing Bank in respect of a Reference Rate Advance made thereby pursuant to Section 2.10(b)) to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 10.8(d), from and after the effective date of such Assignment and Assumption the Administrative Agent will make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption will make all appropriate adjustments in such payments for periods before such effective date directly between themselves.

(b)                      The Borrower hereby authorizes each Lender, if and to the extent that any payment owed to such Lender is not made when due hereunder or under any other Credit Document, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)                      Unless the Administrative Agent receives notice from the Borrower before the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent that the Borrower has not so made such payment in full to the Administrative Agent, each Lender will repay to the Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date on which such amount was distributed to such Lender until the date on which such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.15                                Computation of Interest and Fees
.  All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.16                                Payments on Non-Business Days
.  Whenever any payment hereunder or under any other Credit Document is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next succeeding calendar month, such payment shall be made on the next preceding Business Day.

Section 2.17                                Sharing of Payments, Etc.
  If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Advances made by it or the Letters of Credit participated in by it (other than amounts payable pursuant to Section 2.2(b) or Article 3 or interest payable to an Issuing Bank in respect of a Reference Rate Advance made thereby pursuant to Section 2.10(b)) in excess of its ratable share of payments on account of the Advances and Letters of Credit obtained by all of the Lenders, then such Lender will forthwith purchase from the other Lenders such participations in the Advances made by them and the Letters of Credit participated in by them as necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded, and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.18                                Evidence of Debt.

(a)                      The indebtedness of the Borrower resulting from all Advances made by each Lender from time to time shall be evidenced by the Notes.

(b)                      The books and accounts of the Administrative Agent shall be conclusive evidence, absent manifest error, of all Letter of Credit Amounts and of the amounts of all Advances, drawings under Letters of Credit, reimbursements under Letters of Credit, repayments of Advances, fees, interest and other charges advanced, due, outstanding or paid pursuant to this Agreement or any other Credit Document.

Section 2.19                                Continuation of Outstanding Credit
.  On the Closing Date, any “Advances” and “Letters of Credit” outstanding under the Old Credit Agreement shall be deemed to be Advances and Letters of Credit, respectively, outstanding under this Agreement; provided, however, that (a) the interests of the Lenders in such Advances and Letters of Credit shall be pro rata in accordance with their Commitments hereunder as of the Closing Date and (b) the Lenders shall make all appropriate adjustments directly among themselves with respect to any “Advances” outstanding under, and any payments under, the Old Credit Agreement for periods before the Closing Date.

ARTICLE 3.
YIELD PROTECTION

Section 3.1                                Increased LIBOR Advance Costs
.  If, due to either (a) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of LIBOR Advances, included in the LIBOR Reserve Percentage) in or in the interpretation of any Governmental Rule or (b) compliance with any Governmental Rule (whether or not having the force of law), there is an increase in the cost to any Lender of agreeing to make, making, funding or maintaining any LIBOR Advance, then the Borrower will from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Section 3.2                                Illegality
.  Notwithstanding any other provision of this Agreement, if the introduction of, or any change in or in the interpretation of, any Governmental Rule makes it unlawful, or any Governmental Person asserts that it is unlawful, for any Lender to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (a) the obligation of such Lender to make LIBOR Advances and to Convert Advances into LIBOR Advances shall be suspended until the Administrative Agent notifies the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist, and (b) the Borrower will forthwith prepay in full all LIBOR Advances of such Lender then outstanding, together with accrued and unpaid interest thereon, unless the Borrower, within 5 Business Days of such notice and demand, Converts all LIBOR Advances of all Lenders then outstanding into Reference Rate Advances in accordance with Section 2.8(a).

Section 3.3                                Inadequacy of LIBOR
.  If, with respect to any LIBOR Advances, the Majority Lenders notify the Administrative Agent that LIBOR determined pursuant to Section 2.6(a)(ii) for any Interest Period for such Advances will not adequately reflect the cost to the Majority Lenders of making, funding or maintaining their respective LIBOR Advances for such Interest Period, then the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon (a) all such LIBOR Advances shall automatically, on the last day of the then existing respective Interest Periods therefor, Convert into Reference Rate Advances, and (b) the obligations of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent notifies the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 3.4                                Increased Letter of Credit Costs
.  If, after the date hereof, any change in any Governmental Rule or in the interpretation thereof by any Governmental Person charged with the administration thereof either (a) imposes, modifies or deems applicable any reserve, special-deposit or similar requirement against letters of credit or guaranties issued by or participated in, or assets held by, or deposits in or for the account of, either Issuing Bank or any other Lender or (b) imposes on either Issuing Bank or any other Lender any other condition regarding this Agreement, such Issuing Bank, such Lender or any Letter of Credit, and the result of any event referred to in the preceding clause (a) or (b) is to increase the cost to either Issuing Bank of issuing or maintaining any Letter of Credit or to any Lender of purchasing or maintaining any participation therein, then, upon demand by such Issuing Bank or Lender through the Administrative Agent, the Borrower will pay to such Issuing Bank or Lender through the Administrative Agent, from time to time as specified by such Issuing Bank or Lender through the Administrative Agent, additional amounts sufficient to compensate such Issuing Bank or Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Issuing Bank or Lender, shall be conclusive and binding for all purposes, absent manifest error.

Section 3.5                                Capital Adequacy
.  If any Lender determines that compliance with any Governmental Rule (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type or the commitment to issue or participate in, or the issuance of or participation in, the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower will pay to the Administrative Agent, for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder or commitment to issue or participate in, or the issuance of or participation in, Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.
Section 3.6                                Funding Losses
.  If any payment of principal of, or any Conversion of, any LIBOR Advance or Base Rate Advance is made other than on the last day of an Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 3.2 or 3.3 or acceleration of the maturity of the Obligations pursuant to Section 8.1 or for any other reason, the Borrower will, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender, any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

Section 3.7                                Taxes.

(a)                      Any and all payments by or on account of any obligation of the Borrower under this Agreement or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided, however, that, if the Borrower is required by applicable Governmental Rules to deduct any Indemnified Taxes from such payments, then (i) the amount payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional amounts payable under this section), the Administrative Agent or Lender, as the case may be, receives an amount equal to the amount it would have received had no such deductions been made, (ii) the Borrower will make such deductions and (iii) the Borrower will timely pay the full amount deducted to the relevant Governmental Person in accordance with applicable Governmental Rules.

(b)                      Without limiting the provisions of Section 3.7(a), the Borrower will timely pay all Stamp and Excise Taxes to the relevant Governmental Persons in accordance with applicable Governmental Rules.

(c)                      The Borrower will indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Person. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                      As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Person, the Borrower will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Person evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                      Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document, will deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Governmental Rules or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Governmental Rules as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, will deliver such other documentation (including an Internal Revenue Service Form W-9) prescribed by applicable Governmental Rules or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information-reporting requirements. Without limiting the generality of the foregoing, each Foreign Lender will deliver to the Borrower and the Administrative Agent (in such number of copies as requested by the recipient), on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income-tax treaty to which the United States of America is a party;

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI;

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Tax Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Tax Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Tax Code or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Tax Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN; or

(iv)           any other form prescribed by applicable Governmental Rules as a basis for claiming exemption from or a reduction of United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Governmental Rules to permit the Borrower to determine the withholding or deduction required to be made.

(f)                      If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this section, it will pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Person with respect to such refund); provided, however, that, upon the request of the Administrative Agent or such Lender, the Borrower will repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Person) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Person. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.8                                Substitution of Lender
.  If (a) any Lender demands payment from the Borrower in any material amount pursuant to Section 3.1, 3.4, 3.5 or 3.7 or (b) any Lender gives notice of illegality pursuant to Section 3.2, and in either case the event or circumstance causing such Lender to make such demand or give such notice is not applicable to the Majority Lenders, then the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory lender or lenders (which may be one or more of the other Lenders) to substitute for such Lender by purchasing the Obligations and assuming the Commitment of such Lender; provided, however, that in any event the Borrower shall be obligated to compensate such Lender pursuant to Section 3.1, 3.4, 3.5 or 3.7 or to prepay such Lender’s LIBOR Advances pursuant to Section 3.2, as applicable.

ARTICLE 4.
CONDITIONS OF EXTENDING CREDIT

Section 4.1                                Closing Date
.  This Agreement shall become effective on the date (the “Closing Date”), not later than August 29, 2008, on which the conditions precedent set forth below have been fulfilled.

(a)                      No material and adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of FOC or any Subsidiary has occurred since June 30, 2008 and is continuing.

(b)                      No action, suit, investigation, litigation or proceeding affecting FOC or any Affiliate is pending or threatened before any Governmental Person, referee or arbitrator (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of, or the consummation of any of the transactions contemplated by, this Agreement or any other Credit Document.

(c)                      The Lenders are satisfied with the terms of the Frontier Processing Agreements.

(d)                      The Borrower has paid the following fees to the Administrative Agent: (i) for the respective accounts of the Lenders, the fees therefor specified in Schedule 1; (ii) for the account of UBOC, all accrued and unpaid fees and expenses payable thereto pursuant to Section 10.4 and the Fee Letter to which it is a party, including the accrued and unpaid fees and disbursements of legal counsel to the Administrative Agent, to the extent one or more statements for such fees and expenses have been presented for payment; and (iii) for the account of BNP Paribas, all accrued and unpaid fees payable thereto pursuant to the Fee Letter to which it is a party.

(e)                      The Administrative Agent has received the following, each dated the Closing Date unless otherwise specified below, in form and substance satisfactory to the Lenders and in the number of originals required by the Administrative Agent (which will deliver the following to the Lenders):

(i)           this Agreement, duly executed by the Borrower and the Lenders;

(ii)           the Notes in favor of the respective Lenders, the Security Agreement, the Borrower Guaranty and the Fee Letters, duly executed by the Borrower;

(iii)           the Guaranty, duly executed by the Guarantors;

(iv)           the FRMI Guaranty and the Stock Pledge Agreement, duly executed by FRMI;

(v)           copies of the resolutions of the Board of Directors of (A) the Borrower approving this Agreement, the Notes, the Borrower Guaranty and the Fee Letters, (B) FOC approving this Agreement and the Guaranty, (C) FRMI approving the Guaranty, the FRMI Guaranty and the Stock Pledge Agreement and (D) each other Guarantor approving the Guaranty, in each case certified by the Secretary or an Assistant Secretary of such Credit Party to be correct and complete and in full force and effect as of the date of execution of each such document and as of the Closing Date;

(vi)           a certificate of the Secretary or an Assistant Secretary of each Credit Party as to the incumbency, and setting forth a specimen signature, of each of the persons (A) who has signed or will sign any Credit Document on behalf of such Credit Party and (B) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of such Credit Party for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby;

(vii)           a certificate of each Credit Party, signed on behalf of such Credit Party by its President or a Vice President and its Secretary or an Assistant Secretary, certifying as to the following: (A) the absence of any amendments to the charter of such Credit Party since the date of the certification with respect thereto referred to in Section 4.1(e)(viii); (B) the correctness and completeness of the copies of the bylaws of such Credit Party attached to such certificate and that such bylaws are in full force and effect; (C) the correctness and completeness of the copies of each Material Contract to which such Credit Party is a party, as attached to such certificate, and that each such Material Contract is in full force and effect; (D) the due incorporation and good standing of such Credit Party as a corporation organized under the laws of its state of incorporation and the absence of any proceeding for the dissolution or liquidation of such Credit Party; (E) the truthfulness in all material respects of the representations and warranties of such Credit Party contained in the Credit Documents, as though made on and as of the Closing Date; and (F) the absence of any event occurring and continuing, or resulting from the effectiveness of the Credit Documents, that constitutes a Default with respect to such Credit Party;

(viii)                      certificates of the appropriate Governmental Persons, dated reasonably near the Closing Date, attaching the charter (or the most recent amendment and restatement thereof) of each Credit Party and all amendments thereto and certifying that (A) such amendments are the only amendments to such charter on file in such Governmental Person’s office, (B) such Credit Party (other than EMC) has paid all franchise taxes to the date of such certificate and (C) such Credit Party is duly organized and in good standing under the laws of such state;

(ix)           certificates of the appropriate Governmental Persons, dated reasonably near the Closing Date, with respect to the good standing of the Credit Parties to do business in such jurisdictions as the Administrative Agent may reasonably request; and

(x)           one or more favorable opinions of legal counsel for the Credit Parties, as to such matters as any Lender through the Administrative Agent may reasonably request.

Section 4.2                                Conditions Subsequent
.  The continuing effectiveness of this Agreement is subject to the fulfillment of the conditions subsequent that the Administrative Agent has received the following by November 14, 2008, in the number of originals required thereby:

(a)                      a replacement for the Lockbox Agreement in effect on the date hereof, substantially in the form thereof on the date hereof or as otherwise agreed by the parties to the replacement agreement, duly executed by Wells Fargo Bank, N.A. and the Borrower; and

(b)                      replacements for the Securities Account Control Agreements in effect on the date hereof, substantially in the form thereof on the date hereof or as otherwise agreed by the parties to the replacement agreements, duly executed by Bear, Stearns Securities Corp. (or a successor thereto) and the Borrower.

Section 4.3                                Advances
.  The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the limitations of the Commitments, to the performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the following further conditions:

(a)                      the Administrative Agent has received a Notice of Borrowing, duly executed by the Borrower, with respect to such Advance;

(b)                      the following statements are true (and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i)           the representations and warranties contained in each Credit Document are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds thereof, as though made on and as of such date; and

(ii)           no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds thereof, that constitutes a Default; and

(c)                      the Administrative Agent has received such other approvals, opinions, evidence and documents as any Lender through the Administrative Agent may reasonably request.

Section 4.4                                Letters of Credit
. The obligation of each Issuing Bank to issue, and of each other Lender to participate in, each Letter of Credit is subject to the limitations of the Commitments, to the limitations contained in the first proviso of Section 2.9(a), to the performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the following further conditions:

(a)                      such Issuing Bank has received a Letter of Credit Request, duly executed by the Borrower, with respect to such Letter of Credit;

(b)                      the following statements are true (and each delivery of a Letter of Credit Request shall constitute a representation and warranty by the Borrower that on the date of issuance of the applicable Letter of Credit such statements are true):

(i)           the representations and warranties contained in each Credit Document are correct in all material respects on and as of the date of issuance of such Letter of Credit, before and after giving effect to the issuance of such Letter of Credit, as though made on and as of such date; and

(ii)           no event has occurred and is continuing, or would result from the issuance of such Letter of Credit, that constitutes a Default; and

(c)                      the Administrative Agent has received such other approvals, opinions, evidence and documents as any Lender through the Administrative Agent may reasonably request.

Section 4.5                                Increases in Maximum Aggregate Commitment
. In each case in which the Borrower requests an increase in the Maximum Aggregate Commitment in accordance with Section 2.1(b), the obligation of the Administrative Agent to increase the Maximum Aggregate Commitment on the applicable Commitment Increase Date is subject to the performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the following further conditions:

(a)                      the Administrative Agent has received (i) a Commitment Increase Request, duly executed by the Borrower, with respect to such increase, (ii) a notice from each applicable Accepting Lender, duly executed thereby, in respect of its portion of such increase, (iii) a Joinder Agreement from each applicable New Lender, duly executed thereby, in respect of its portion of such increase, (iv) a consent of the Guarantors, duly executed thereby, with respect to such increase, (v) a new Note in favor of each Accepting Lender requesting the same, duly executed by the Borrower, and (vi) a Note in favor of each New Lender, duly executed by the Borrower;

(b)                      the following statements are true (and each delivery of a Commitment Increase Request by the Borrower shall constitute a representation and warranty thereby that on the applicable Commitment Increase Date such statements are true):

(i)           the representations and warranties contained in each Credit Document are correct in all material respects on and as of such Commitment Increase Date, before and after giving effect to the increase of the Maximum Aggregate Commitment on such date, as though made on and as of such date; and

(ii)           no event has occurred and is continuing, or would result from such increase, that constitutes a Default; and

(c)                      the Administrative Agent has received such other approvals, evidence and documents as it, or any such Accepting Lender or New Lender through the Administrative Agent, may reasonably request.

Section 4.6                                Determinations under Section 4.1
. For purposes of determining compliance with the conditions specified in Section 4.1, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required under Section 4.1 to be consented to, approved by, accepted or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents and holding the position of Vice President or a more senior position receives notice from such Lender before the Closing Date specifying such Lender’s objection thereto, and such objection is not withdrawn by notice to the Administrative Agent to that effect.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

Each of the Borrower and FOC represents and warrants to the Lenders and the Administrative Agent as set forth below.

Section 5.1                                Corporate Existence and Power
. Each of the Borrower and FOC (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as specified in the recital of parties to this Agreement, (b) is duly qualified or licensed as a foreign corporation, and is in good standing, in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed (except for jurisdictions in which the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 5.2                                Authorization
. The execution, delivery and performance by each of the Borrower and FOC of this Agreement and each other Credit Document to which such Credit Party is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Credit Party’s legal powers, have been duly authorized by all necessary legal action and do not (a) contravene such Credit Party’s charter, bylaws, partnership agreement, operating agreement or other constituent documents, (b) violate any Governmental Rule, (c) conflict with or result in the breach of, or constitute a default under, any Material Contract, loan agreement, indenture, mortgage, deed of trust or lease, or any other contract or instrument, binding on or affecting such Credit Party, any of its Subsidiaries or any of their respective properties, the conflict, breach or default of which could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Credit Party or any of its Subsidiaries, except for Liens created under the Credit Documents. Neither such Credit Party nor any of its Subsidiaries is in violation of any such Governmental Rule or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other contract or instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

Section 5.3                                Governmental Action, Etc
. No Governmental Action, and no authorization, approval or other action by, or notice to, any third party, is required for the due execution, delivery or performance by the Borrower or FOC of this Agreement or any other Credit Document to which such Credit Party is a party, or for the consummation of the transactions contemplated hereby or thereby, except for (a) authorizations, approvals and other actions by, and notices to, third parties, the failure to obtain which could not reasonably be expected to have a Material Adverse Effect, and (b) Governmental Action that has been duly obtained, taken, given or made and is in full force and effect.

Section 5.4                                Binding Effect
. This Agreement and each other Credit Document to which the Borrower or FOC is a party have been duly executed and delivered by such Credit Party. This Agreement and each other Credit Document to which the Borrower or FOC is a party are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.5                                Financial Statements
. The consolidated balance sheet of FOC and its Subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of FOC and its Subsidiaries for the fiscal year then ended, certified by Deloitte & Touche LLP, independent public accountants, fairly present the consolidated financial condition of FOC and its Subsidiaries as of such date and the consolidated results of the operations of FOC and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP. The unaudited consolidating balance sheets of FOC and its Subsidiaries as of December 31, 2007, and the related unaudited consolidating statements of operations, changes in shareholders’ equity and cash flows of FOC and its Subsidiaries for the fiscal year then ended, certified by the chief financial officer of FOC as having been prepared in accordance with GAAP, fairly present the consolidating financial condition of FOC and its Subsidiaries as of such date and the consolidating results of the operations of FOC and its Subsidiaries for the fiscal year ended on such date. The unaudited consolidated balance sheet of FOC and its Subsidiaries as of June 30, 2008, and the unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of FOC and its Subsidiaries for the six-month fiscal period then ended, delivered to the Lenders by FOC and certified (subject to normal year-end audit adjustments) by the chief financial officer of FOC as having been prepared in accordance with GAAP, fairly present the consolidated financial condition of FOC and its Subsidiaries as of such date and the consolidated results of the operations of FOC and its Subsidiaries for the six-month fiscal period ended on such date, all in accordance with GAAP. Since June 30, 2008 there has been no material and adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of FOC or any Subsidiary. FOC and its Subsidiaries have no material contingent liabilities or long-term commitments except as disclosed in such consolidated balance sheet or the notes thereto.

Section 5.6                                Other Information
. No information, exhibit or report furnished by FOC or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of the Credit Documents or pursuant to the terms of any of the Credit Documents contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.

Section 5.7                                Litigation
. There is no action, suit, investigation, litigation or proceeding affecting FOC or any Subsidiary pending or, to the best knowledge of each of the Borrower and FOC, threatened before any Governmental Person, referee or arbitrator that could reasonably be expected to have a Material Adverse Effect.

Section 5.8                                Trademarks, Etc.
  FOC and its Subsidiaries possess all trademarks, trade names, copyrights and licenses necessary to conduct their respective businesses as now operated, without any known conflict with the valid trademarks, trade names, copyrights and licenses of others.

Section 5.9                                Fire, Etc.
  Neither the business nor the properties of FOC or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

Section 5.10                                Burdensome Agreements
. Neither FOC nor any Subsidiary is a party to any indenture, loan agreement, credit agreement, lease or other agreement or instrument, or subject to any charter or other such legal restriction, that could reasonably be expected, in light of the circumstances prevailing on the date of this Agreement, to have a Material Adverse Effect.

Section 5.11                                Taxes, Etc
. Each of FOC and its Subsidiaries (a) has filed, or there has been filed on its behalf, all tax returns (federal, state, local and foreign) required to be filed thereby before the date of the making of this representation and warranty and (b) has paid all Taxes shown to be due and payable on such returns and all other Taxes imposed on it or any of its property by any Governmental Person, other than Taxes that are not yet delinquent or that are being contested in good faith and by proper proceedings and as to which, in each case, it is maintaining such reserves as required by GAAP.

Section 5.12                                Investment Company
. Neither FOC nor any Subsidiary is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. Neither the making of any Advance, nor the issuance of any Letter of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby and thereby will violate any provision of such Act or any Governmental Rule of the Securities and Exchange Commission thereunder.

Section 5.13                                Solvency
. Each Credit Party is Solvent. FOC and its Subsidiaries, taken together, are Solvent.

Section 5.14                                Title to Properties
. FOC and its Subsidiaries have good and marketable title to all properties, real or personal, purported to be owned thereby.

Section 5.15                                Ownership
. FOC has no Subsidiaries except as described in Schedule 5. Each Subsidiary is owned by the Person(s) and in the percentage(s) specified in Schedule 5. None of the Capital Stock of any Subsidiary is subject to any Lien (other than, in the case of the stock of the Borrower, in favor of the Collateral Agent).

Section 5.16                                ERISA Compliance
.

(a)                      Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state Governmental Rules. Each Plan that is intended to qualify under Section 401(a) of the Tax Code (i) has received a favorable determination letter from the Internal Revenue Service, (ii) an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto, or (iii) the time for filing an application for such a letter with the Internal Revenue Service has not expired with respect thereto, and to the best knowledge of each of FOC and the Borrower in each case, nothing has occurred that could reasonably be expected to prevent, or cause the loss of, such qualification. FOC and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Tax Code has been made with respect to any Plan.

(b)                      There is no pending or, to the best knowledge of each of FOC and the Borrower, threatened claim, action or lawsuit, or action by any Governmental Person, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary-responsibility rules with respect to any Plan that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(c)                      No ERISA Event has occurred or, to the best knowledge of each of FOC and the Borrower, is reasonably expected to occur. No Pension Plan has any Unfunded Pension Liability. Neither FOC nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA). Neither FOC nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. Neither FOC nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 5.17                                Environmental Compliance.

(a)                      The operations and properties of FOC and its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past noncompliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that could reasonably be expected to (i) form the basis of an Environmental Proceeding against FOC or any Subsidiary, or any property thereof, that could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law.

(b)                      None of the properties currently or formerly owned or operated by FOC or any Subsidiary is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, on the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) maintained by the U.S. Environmental Protection Agency or on any analogous foreign, state or local list or is adjacent to any such property, except that the Cheyenne Refinery and the El Dorado Refinery are listed on CERCLIS. There are not now, and to the best knowledge of each of the Borrower and FOC never have been, any underground or aboveground storage tanks, or any surface impoundments, septic tanks, pits, sumps or lagoons, in which any Hazardous Material is being or has been treated, stored or disposed of on any property owned or operated by FOC or any Subsidiary, in each case in any manner not in material compliance with all applicable Environmental Laws. There is no asbestos or asbestos-containing material on any property owned or operated by FOC or any Subsidiary, except in material compliance with all applicable Environmental Laws. No Hazardous Material has been released, discharged or disposed of on any property owned or operated by FOC or any Subsidiary, except in material compliance with all applicable Environmental Laws.

(c)                      Neither FOC nor any Subsidiary is engaged in or has completed, either individually or together with any other potentially responsible party, any investigation, assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of any Hazardous Material at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Person or the requirements of any Environmental Law, in any case that could reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property owned or operated by FOC or any Subsidiary have been disposed of in a manner that could not reasonably be expected to result in material liability to FOC or any Subsidiary.

Section 5.18                                Regulation U
.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no Letter of Credit or proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.19                                Material Contracts
.  Each of the Cogen Lease, the Frontier Processing Agreements and the Offtake Agreement is in full force and effect and has not been modified from the form thereof delivered to the Lenders pursuant to Section 4.1(e), except in accordance with the provisions of Section 7.15.

ARTICLE 6.
AFFIRMATIVE COVENANTS

So long as (1) any Commitment is in effect, (2) any Letter of Credit is outstanding or (3) any Obligation remains unpaid, unless compliance has been waived in writing by the Majority Lenders, the Borrower and/or FOC, as specified below, will observe the covenants set forth below.

Section 6.1                                Borrower Information Requirements
. The Borrower will deliver the following to the Administrative Agent (which will distribute the following to the Lenders):

(a)                      by 2:00 p.m., Los Angeles time, on the sixth day after (but excluding any weekday that is a federal holiday observed in the State of Colorado) each biweekly date of calculation referred to below, an Accounts aging schedule in form satisfactory to the Administrative Agent and a Borrowing Base Certificate, both as of Wednesday of every other week, commencing with August 27, 2008), or, if an Inventory Audit is conducted during such week, as of the date of such Inventory Audit, together with, in the case of each Borrowing Base Certificate that is the first Borrowing Base Certificate with an effective date in a calendar month following a calendar month in which an Inventory Audit was not performed, a certification by the Borrower’s Controller, Treasurer, Chief Financial Officer or President to the effect that the volume of Inventory contained in each tank located at either of the Refineries, as determined by the reading of tank sight gauges as of the last day of the preceding calendar month and after any necessary recalibration of such sight gauges, equals the volume of Inventory (plus or minus 2%) contained in such tank that was simultaneously determined by the Borrower’s physical measurement of such Inventory, using standard industry practices and standard tank-gauging wire-line devices; and

(b)                      forthwith upon any return, recovery, dispute or claim concerning Accounts or sales of Inventory and exceeding $1,000,000 in any instance, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth the details thereof.

Section 6.2                                Audits
. At any reasonable time and from time to time, upon reasonable prior notice to the Borrower, the Borrower will permit the Administrative Agent and the Syndication Agent and their respective consultants, agents and representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties and have access to the assets of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers, directors and employees and with its independent certified public accountants, including for the purpose of conducting Inventory Audits and Commercial Finance Audits, which in each case shall be conducted at least annually.

Section 6.3                                Returns and Allowances
. The Borrower will treat returns and allowances, if any, between the Borrower and its customers on the same basis and in accordance with the usual and customary practices of the Borrower as they existed before the date hereof, but such returns and allowances for any fiscal year shall in no event exceed 2% of total sales for the previous fiscal year.

Section 6.4                                FOC Information Requirements
. FOC will deliver the following to the Administrative Agent (which will distribute the following to the Lenders):

(a)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of FOC, (i) an unaudited consolidated balance sheet of FOC and its Subsidiaries as of the end of such quarter and unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of FOC and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer or chief accounting officer of FOC as having been prepared in accordance with GAAP, and (ii) a report concerning the financial condition and operations of FOC and its Subsidiaries for such quarter on a consolidated basis (substantially in the form of the Operational and Financial Presentation dated as of September 30, 1999 and delivered to the Administrative Agent), duly certified by the chief financial officer or chief accounting officer of FOC as being true and correct, together with (A) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that FOC proposes to take with respect thereto and (B) a schedule in reasonable detail and otherwise in form satisfactory to the Administrative Agent of the computations used by FOC in determining, as of the end of such fiscal quarter, compliance with the covenants contained in Sections 7.10 through 7.13 and the amount of Consolidated Long-Term Debt;

(b)           as soon as available and in any event within 90 days after the end of each fiscal year of FOC, (i) a copy of the annual audit report for such year for FOC and its Subsidiaries, including therein a consolidated balance sheet of FOC and its Subsidiaries as of the end of such fiscal year and consolidated statements of operations, changes in shareholders’ equity and cash flows of FOC and its Subsidiaries for such fiscal year, in each case certified in a manner acceptable to the Majority Lenders by Deloitte & Touche LLP or other independent public accountants of recognized standing acceptable to the Majority Lenders, and (ii) a report concerning the financial condition and operations of FOC and its Subsidiaries for such fiscal year on a consolidated basis (substantially in the form of the Operational and Financial Presentation dated as of September 30, 1999 and delivered to the Administrative Agent), duly certified by the chief financial officer or chief accounting officer of FOC as being true and correct, together with (A) a certificate of such accounting firm stating that in the course of the regular audit of the business of FOC and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing or, if in the opinion of such accounting firm a Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in reasonable detail and otherwise in form satisfactory to the Administrative Agent of the computations used by such accounting firm in determining, as of the end of such fiscal year, compliance with the covenants contained in Sections 7.10 through 7.13 and the amount of Consolidated Long-Term Debt and (C) any management letter delivered to FOC by such accounting firm in connection with its audit of FOC and its Subsidiaries for such fiscal year;

(c)           as soon as available and in any event within 120 days after the end of each fiscal year of FOC, unaudited consolidating balance sheets of FOC and its Subsidiaries (other than EMC, Wainoco Resources, Inc., a Delaware corporation, and Wainoco Oil & Gas Company, a Delaware corporation) as of the end of such fiscal year and unaudited consolidating statements of operations, changes in shareholders’ equity and cash flows of FOC and such Subsidiaries for such fiscal year, all in form and scope reasonably satisfactory to the Administrative Agent and duly certified by the chief financial officer or chief accounting officer of FOC as having been prepared in accordance with GAAP;

(d)           as soon as available and in any event not later than 90 days after the beginning of each fiscal year of FOC, a summary budget for such year for FOC and its Subsidiaries (including, at a minimum, operating projections and a capital-expenditure budget), prepared by management of FOC and in form, scope and detail reasonably satisfactory to the Administrative Agent;

(e)           within 90 days after any request therefor by the Majority Lenders (but not more often than annually), an environmental report with respect to either or both of the Refineries and/or a refinery review and engineering report with respect to either or both of the Refineries, each such report to be (i) prepared by RMT, Inc., Stancil & Co. or another independent company or companies acceptable to the Administrative Agent, (ii) addressed to the Administrative Agent and (iii) in form and scope reasonably satisfactory to the Administrative Agent;

(f)           as soon as possible and in any event within 10 Business Days after FOC or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer or chief accounting officer of FOC describing such ERISA Event and the action, if any, that FOC proposes to take with respect thereto;

(g)           promptly after the commencement thereof, notice of all actions, suits and proceedings before any Governmental Person, referee or arbitrator, affecting FOC or any Subsidiary, of the type described in Section 5.7;

(h)           promptly after the occurrence thereof, notice of any event or condition that constitutes or causes a Default, together with a certificate of the chief financial officer or chief accounting officer of FOC setting forth the details thereof and the action that FOC is taking or proposes to take with respect thereto;

(i)           promptly after the assertion or occurrence thereof or FOC’s or any Subsidiary’s becoming aware of the reasonable likelihood thereof, notice of any Environmental Proceeding against FOC or any Subsidiary or of any noncompliance by FOC or any Subsidiary with any Environmental Law or Environmental Permit, in any case that could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any property that is material to FOC and its Subsidiaries, taken as a whole, to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law; and

(j)           promptly upon request, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of FOC or any Subsidiary as any Lender may from time to time reasonably request.

Section 6.5                                Compliance with Governmental Rules
. FOC will comply, and cause each Subsidiary to comply, with the requirements of all applicable Governmental Rules except to the extent that the failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.6                                Payment of Taxes, Etc.
  FOC will pay and discharge, and cause each Subsidiary to pay and discharge, before the same become delinquent, (a) all material Taxes imposed upon it or upon any of its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon any material property thereof; provided, however, that neither FOC nor any Subsidiary shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings and as to which such reserves as required by GAAP are being maintained.

Section 6.7                                Maintenance of Insurance
. FOC will maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations that have an A.M. Best Co. rating of at least A- or a Solvency International Rating or equivalent rating at least as high as in effect on the Closing Date for such insurance company or association, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which FOC or such Subsidiary operates.

Section 6.8                                Preservation of Legal Existence, Etc.
  FOC will preserve and maintain, and cause each Subsidiary to preserve and maintain (except as permitted by the provisions of Section 7.6), its legal existence (in the jurisdiction of its organization) and rights (charter and statutory) and all franchises, approvals, permits and licenses that are material to its business.

Section 6.9                                Visitation Rights
. FOC will, at any reasonable time and from time to time upon reasonable prior notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, FOC and any Subsidiary and to discuss the affairs, finances and accounts of FOC and any Subsidiary with any of their respective officers, directors and employees and with their independent public accountants.

Section 6.10                                Keeping of Books
. FOC will keep, and cause each Subsidiary to keep, proper books of record and account in which full and correct entries shall be made of all financial transactions and of the assets and business of FOC and each Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder and under the other Credit Documents.

Section 6.11                                Maintenance of Properties, Etc.
  FOC will maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.12                                Transactions with Affiliates
. FOC will conduct, and cause each Subsidiary to conduct, all transactions otherwise permitted under the Credit Documents with any Affiliate thereof on terms that are fair and reasonable and not materially less favorable than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate thereof, except that (a) transactions between or among any of the Credit Parties other than the Borrower and (b) transactions permitted by Section 7.8(e) shall not be restricted by this section.

Section 6.13                                Performance of Material Contracts
. FOC will, and will cause each Subsidiary to, (a) perform and observe all of the terms and provisions of each Material Contract to which FOC or such Subsidiary, as applicable, is a party, to the extent such terms and provisions are to be performed or observed thereby, maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms, except in each case to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) upon reasonable request by the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information, reports or action as FOC or such Subsidiary, as applicable, is entitled to make under such Material Contract.

Section 6.14                                Compliance with Environmental Laws.

(a)                      FOC will (i) comply, and cause each Subsidiary and each lessee or other Person operating or occupying any property of FOC or any Subsidiary to comply, in all material respects with all applicable Environmental Laws and Environmental Permits, (ii) obtain and renew, and cause each Subsidiary to obtain and renew, all Environmental Permits necessary for its operations and properties, (iii) conduct, and cause each Subsidiary to conduct, any investigation, study, sampling and testing in material compliance with the requirements of all applicable Environmental Laws and (iv) undertake, and cause each Subsidiary to undertake, any cleanup, removal, remedial and other actions necessary to remove and clean up all Hazardous Materials from any of its properties, in material compliance with the requirements of all applicable Environmental Laws; provided, however, that neither FOC nor any Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested or negotiated in good faith and by proper proceedings and that appropriate reserves are being maintained with respect to such circumstances.

(b)                      FOC will, and will cause each Subsidiary to, indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Titled Agent, each Lender, each Affiliate of each of the foregoing and all officers, directors, employees, agents and advisors of each of the foregoing (each an “Indemnified Party”), from and against any and all claims, demands, actions, damages (including all foreseeable and unforeseeable consequential damages), losses, assessments, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the actual or alleged presence of any Hazardous Material in, on or under (A) any property owned or operated by FOC or any Subsidiary, (B) any property to which any Hazardous Material has migrated from any property owned or operated by FOC or any Subsidiary or (C) any property at which FOC or any Subsidiary has disposed of any Hazardous Material (whether or not legal at the time of such disposal) or (ii) any Environmental Proceeding relating in any way to FOC or any Subsidiary, in any case whether or not such investigation, litigation or proceeding is brought by FOC, any Subsidiary, any of their respective directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Section 6.15                                Additional Guarantors
. FOC will cause each Person that becomes a Subsidiary after the date hereof to deliver to the Administrative Agent, in form and substance reasonably satisfactory thereto and in the number of originals requested thereby, (a) within 10 days after such Person becomes a Subsidiary, a Guaranty Supplement, duly executed by such Person, and (b) within 30 days after such Person becomes a Subsidiary, certificates and other documents for such Person equivalent to those specified for Guarantors in Section 4.1(e).

ARTICLE 7.
NEGATIVE COVENANTS

So long as (1) any Commitment is in effect, (2) any Letter of Credit is outstanding or (3) any Obligation remains unpaid, unless compliance has been waived in writing by the Majority Lenders, the Borrower and/or FOC, as specified below, will observe the covenants set forth below.

Section 7.1                                Cleanup Period
. The Borrower will not permit any calendar year to pass without there being a period of at least 5 consecutive Business Days in such calendar year during which the Borrower has no Advances outstanding.

Section 7.2                                Use of Advances and Letters of Credit
. The Borrower will not use the proceeds of any Advance other than for its short-term working capital purposes. The Borrower will not request the issuance of any Letter of Credit other than to support (a) its purchases of crude oil or petroleum products or (b) other obligations of the Borrower incurred in the ordinary course of business and as to which the Issuing Bank for such Letter of Credit and the Majority Lenders have agreed, in their sole and absolute discretion, to support the same by issuance of and participation in such Letter of Credit.

Section 7.3                                Liens, Etc.
  FOC will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its property of any character (including Capital Stock, other securities and accounts receivable), whether now owned or hereafter acquired, or authorize, or permit any Subsidiary to authorize, any Person to file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names FOC or any Subsidiary as debtor (except in connection with true leases), or assign, or permit any Subsidiary to assign, any accounts receivable; provided, however, that the foregoing restrictions shall not apply to the following:

(a)                      Liens created by any of the Credit Documents;

(b)                      Liens securing any Debt permitted under Section 7.4(c) or (d), provided that any such Lien is limited to the fixed asset or assets acquired or financed and any subsequent improvements thereto;

(c)                      Liens on cash collateral permitted under Section 7.4(e);

(d)                      Permitted Liens; and

(e)                      the right of first refusal reserved by Shell Oil Products US, as seller, under Section 11.05 of the Asset Purchase and Sale Agreement dated as of October 19, 1999 among Shell Oil Products US, FERC and FOC.

Section 7.4                                Debt
.  FOC will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt other than the following:

(a)                      Debt of the Credit Parties under the Credit Documents;

(b)                      Debt of FOC in respect of $150,000,000 in principal amount of its 6-5/8% Senior Notes due 2011;

(c)                      Debt (commonly known as purchase-money debt) of FOC and its Subsidiaries incurred after June 30, 2008 to purchase, or to finance the purchase of, fixed assets and/or Debt incurred by FOC and its Subsidiaries after June 30, 2008 with respect to which the creditor has no recourse to the debtor, but only to the property securing such Debt; provided, however, that the aggregate cumulative principal amount of all such Debt referred to above shall not exceed $30,000,000;

(d)                      Capitalized Leases permitted under Section 7.5;

(e)                      Debt of FOC and the Borrower under Hedge Agreements with brokerage firms listed on Schedule 6, and Debt of Subsidiaries to FOC in respect of such Debt of FOC (incurred on behalf of such Subsidiaries in the purchase or sale of commodity futures contracts or related options) to such brokerage firms, in each case relating only to commodity hedging activity that is permitted pursuant to Section 7.4(k); provided, however, that (i) such Debt to Persons that are not Hedge Banks shall not exceed $25,000,000 in the aggregate at any time outstanding, without duplication, and (ii) cash collateral securing such Debt, whether to Persons that are or are not Hedge Banks, may not exceed $50,000,000 in the aggregate at any time;

(f)           Debt permitted by Section 7.8(c), (d) or (e);

(g)           the guaranty by the Subsidiaries of the obligations of FOC in respect of the Debt described in Section 7.4(b);

(h)                      Debt of FOC or the Borrower under any Hedge Agreement entered into with the purpose and effect of hedging interest rates on a principal amount of Debt of such Credit Party that is accruing interest at a fixed or variable rate, provided that (i) the aggregate notional amount of such Hedge Agreement does not exceed 75% of the anticipated outstanding principal balance of the Debt to be hedged by such Hedge Agreement or 75% of an average of such principal balances calculated using a generally accepted method of matching interest-rate swap contracts to declining principal balances, (ii) the floating-rate index of each such Hedge Agreement hedging variable-rate Debt generally matches the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedge Agreement, (iii) the fixed-rate index of each such Hedge Agreement hedging fixed-rate Debt generally matches the fixed rate(s) of interest on the corresponding Debt to be hedged by such Hedge Agreement and (iv) each such Hedge Agreement is with a counterparty, or has a guarantor of the obligation of the counterparty, that is a Lender or another well capitalized and nationally recognized hedging counterparty;

(i)                      Debt of the Borrower, as purchaser, and FOC, as guarantor, in respect of the Utexam Transactions (or any substantially identical transaction with another Affiliate of BNP Paribas), provided that such Debt does not exceed, at any time outstanding, the sum of $300,000,000 plus the amount of any related transportation costs and expenses;

(j)                      Debt of FOC, and guaranties of such Debt by the Subsidiaries, provided that (i) such Debt and guaranties are unsecured, (ii) the earliest maturity date of any portion of such Debt is at least 2 years after the Commitment Termination Date, (iii) the covenants in any agreement or instrument evidencing or otherwise relating to such Debt or guaranties are no more restrictive or burdensome than those in the indenture evidencing the Debt described in Section 7.4(b), (iv) the interest payable on such Debt is at a commercially reasonable rate and (v) at the time of issuance of such Debt, FOC’s senior unsecured debt ratings from Moody’s and S&P (A) are at least B1 and B+, respectively, and (B) have not declined during the 6-month period ending on the date of issuance of such Debt; provided, however, that, if at the time of issuance of such Debt FOC’s senior unsecured debt is rated by only one of Moody’s and S&P, then the conditions set forth in clause (v) above shall apply only to the rating by that rating agency;

(k)                      Debt of FOC or any Subsidiary under any Hedge Agreement entered into for the purpose and with the effect of hedging price risk on (i) oil or gas purchased or to be purchased by FOC or any Subsidiary for processing or consumption by any Subsidiary or (ii) petroleum products produced or to be produced by any Subsidiary, provided that each such Hedge Agreement at all times (A) hedges or mitigates risk to which FOC or a Subsidiary has actual or projected exposure, (B) is permitted under the risk-management policy approved by FOC’s Board of Directors at the time such Hedge Agreement is entered into and (C) does not subject FOC or any Subsidiary to any speculative risk; and

(l)                      other Debt of FOC and its Subsidiaries, in addition to any permitted above in this section, not exceeding $20,000,000 in the aggregate at any time outstanding.

Section 7.5                                Lease Obligations
.  FOC will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligations as lessee (a) for the rental or hire of real or personal property in connection with any sale-and-leaseback transaction or (b) for the rental or hire of other real or personal property of any kind under leases or agreements to lease (including Capitalized Leases but excluding the Cogen Lease) having an original term of one year or more that would cause the direct or contingent liabilities of FOC and its Subsidiaries, on a consolidated basis, in respect of all of such obligations to exceed $27,500,000 payable in any calendar year; provided, however, that the foregoing restrictions shall not apply to any lease between Credit Parties other than any such lease to which the Borrower is a party.

Section 7.6                                Mergers, Etc.
(a)             FOC will not, and will not permit any Subsidiary to, merge or consolidate with or into any Person, or sell, assign, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets of any Person, except that any Credit Party other than the Borrower may merge or consolidate with, or sell, assign, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any other Credit Party other than the Borrower.

Section 7.7                                Sales, Etc. of Assets
.  FOC will not sell, assign, convey, transfer, lease or otherwise dispose of, or permit any Subsidiary to sell, assign, convey, transfer, lease or otherwise dispose of, any substantial part of its assets, including either Refinery and substantially all assets constituting the business of a division, branch or other unit of operation, except for the following:

(a)                      any sale, assignment, conveyance, transfer, lease or other disposition of assets, including inventory, in the ordinary course of business;

(b)                      sales of Capital Stock of any Subsidiary that are permitted by Section 7.8(c) or (d);

(c)                      sales, assignments, conveyances, transfers, leases and other dispositions of assets by any Credit Party other than the Borrower to any other Credit Party other than the Borrower;

(d)                      sale, pursuant to a sale-and-leaseback transaction, of the office building under construction as of the date hereof at the Cheyenne Refinery; and

(e)                      in addition to the foregoing, sales of other assets for consideration not exceeding $35,000,000 in the aggregate in any calendar year.

Section 7.8                                Investments in Other Persons
.  FOC will not, and will not permit any Subsidiary to, make any loan or advance to any Person, purchase or otherwise acquire any Capital Stock of any Person, make any capital contribution to any Person or otherwise invest in any Person; provided, however, that nothing in this section shall prevent any of the following:

(a)                      FOC or any Subsidiary from acquiring or holding Cash Equivalents;

(b)                      FOC or any Subsidiary from generating and holding accounts receivable in the ordinary course of business;

(c)                      any Credit Party other than the Borrower from making any loan, advance or capital contribution to, or other investment in, any other Credit Party;

(d)                      so long as no Default has occurred and is continuing or would be caused thereby, the Borrower from making any loan, advance or capital contribution to, or other investment in, any other Credit Party;

(e)                      the Borrower from making any loan or advance to or on behalf of FOC for selling, general and administrative expenses properly incurred by FOC, including for (i) salaries and benefits, (ii) office space, (iii) travel and entertainment, (iv) payments to directors and (v) audit and other professional services; provided, however, that the aggregate amount of such loans and advances outstanding at any time may not exceed $10,000,000 and that FOC must repay each such loan or advance in cash by the end of the second calendar month after the calendar month in which such loan or advance was made;

(f)                      any Subsidiary from making any payment to FOC from time to time equal to such Subsidiary’s liability to FOC pursuant to such Subsidiary’s tax-sharing arrangement with FOC; provided, however, that no such payment shall exceed any Subsidiary’s current tax liability that would otherwise be payable to the United States Internal Revenue Service or another appropriate Governmental Person if such Subsidiary were required to pay taxes on an unconsolidated, stand-alone basis; or

(g)           in addition to the foregoing, FOC or any Subsidiary from making other investments after June 30, 2008 in activities or businesses relating to the current activities and businesses of FOC and its Subsidiaries, up to a cumulative aggregate amount of $10,000,000 on a consolidated basis.

Section 7.9                                Dividends, Etc.
  FOC will not, and will not permit any Subsidiary to, declare, pay or make any dividend or other distribution, purchase, redeem, retire, defease or otherwise acquire for value any of its Capital Stock, return any capital to its equityholders as such, or make any distribution of assets, Capital Stock, warrants, rights, options, obligations or securities to its equityholders as such, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock in FOC, except that:

(a)                      any Subsidiary other than the Borrower may declare and pay cash dividends to, and make cash distributions to, any Credit Party;

(b)                      so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may declare and pay cash dividends to, and make cash distributions to, any Credit Party that is a shareholder thereof;

(c)                      so long as no Default has occurred and is continuing or would be caused thereby, FOC may declare and pay dividends payable only in its common stock; and

(d)                      so long as no Default has occurred and is continuing or would be caused thereby, FOC may declare and pay cash dividends to its shareholders, and may purchase, redeem, retire, defease or otherwise acquire shares of its outstanding Capital Stock for cash.

Section 7.10                                Leverage Ratio
.  FOC will not permit the ratio of (a) the difference between Consolidated Funded Debt as of the last day of any fiscal quarter of FOC and the aggregate amount of Cash Equivalents held by FOC as of the last day of such fiscal quarter to (b) Consolidated EBITDA for the Calculation Period ended on the last day of such fiscal quarter to be greater than 3.50 to 1.00, as measured by the financial information to be delivered pursuant to Section 6.4(a) or (b).

Section 7.11                                Ratio of Debt to Capitalization
.  FOC will not permit the ratio of (a) Consolidated Funded Debt as of the last day of any fiscal quarter of FOC to (b) the sum of Consolidated Funded Debt and consolidated stockholders’ equity of FOC and its Subsidiaries as of the last day of such fiscal quarter to be greater than 0.55 to 1.00, as measured by the financial information to be delivered pursuant to Section 6.4(a) or (b).

Section 7.12                                Current Ratio
.  FOC will not permit the ratio of (a) Consolidated Current Assets as of the end of any fiscal quarter of FOC to (b) Consolidated Current Liabilities as of the end of such fiscal quarter to be less than 1.00 to 1.00, as measured by the financial information to be delivered pursuant to Section 6.4(a) or (b); provided, however, that, for purposes of this section, Consolidated Current Assets and Consolidated Current Liabilities shall be determined without regard to unrealized gains and losses resulting from compliance with the Financial Accounting Standards Board’s Statement 133 concerning mark-to-market requirements for hedging transactions.

Section 7.13                                Holding of Cash Equivalents
.  FOC will not permit the aggregate amount of Cash Equivalents held by it and its Subsidiaries at any and all times during any fiscal quarter of FOC to be less than the sum of (a) the smallest aggregate amount of Cash Equivalents needed to be held by FOC as of the end of the immediately preceding fiscal quarter of FOC in order for FOC to comply with the covenant contained in Section 7.10 and (b) the smallest additional aggregate amount of Cash Equivalents needed to be held by FOC and its Subsidiaries (but not in excess of the additional aggregate amount of Cash Equivalents actually held by FOC and its Subsidiaries) as of the end of such fiscal quarter in order for the Borrower to qualify for the most favorable (to it) Pricing Level.

Section 7.14                                Change in Nature of Business
.  FOC will not make, or permit any Subsidiary to make, any material change in the nature of its business as carried on as of the date hereof. The closure or shutdown of either Refinery shall in all cases be deemed to be such a material change (other than a temporary closure or shutdown, not to exceed 6 weeks, for major maintenance or capital improvements or because of force majeure).

Section 7.15                                Amendment, Etc. of Material Contracts
.  FOC will not, and will not permit any Subsidiary to, cancel or terminate any Material Contract to which it is a party or consent to or accept any cancellation or termination thereof. FOC will not, and will not permit any Subsidiary to, (a) amend or otherwise modify any Material Contract to which it is a party or give any consent, waiver or approval thereunder, (b) waive any default under, or breach of, any such Material Contract, (c) agree in any manner to any other amendment, modification or change of any term or condition of any such Material Contract or (d) take any other action in connection with any such Material Contract, except in each case described in clause (a), (b), (c) or (d) above to the extent that doing so could not reasonably be expected to have a Material Adverse Effect.

Section 7.16                                Change of Fiscal Periods
.  FOC will not, and will not permit any Subsidiary to, have a fiscal year other than one coinciding with the calendar year or have any fiscal quarter other than once coinciding with a calendar quarter.

ARTICLE 8.
EVENTS OF DEFAULT

Section 8.1                                Events of Default
.  If any one or more of the following events (each an “Event of Default”) occurs and is continuing:

(a)                      the Borrower fails to pay any Obligation when due;

(b)                      any representation or warranty made by any Credit Party or any Subsidiary (or any of their respective officers) in or in connection with any Credit Document proves to have been incorrect in any material respect when made;

(c)                      any Credit Party fails to perform or observe any term, covenant or agreement in Section 6.4(h), Section 6.8 (with respect to the Borrower or FOC only) or Article 7 on its part to be performed or observed; the Borrower fails to perform or observe any term, covenant or agreement in Section 6.1(a), and the same is not remedied within 3 Business Days thereafter; or any Credit Party fails to perform or observe any other term, covenant or agreement of any Credit Document on its part to be performed or observed, and the same is not remedied within 15 days after written notice thereof has been given to the Borrower by the Administrative Agent;

(d)                      any Credit Party or any Subsidiary fails to pay any principal of any Debt thereof outstanding in a principal amount of at least $10,000,000 in the aggregate (excluding the Obligations), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; any other event occurs or condition exists under any agreement or instrument relating to any such Debt and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt is declared to be due and payable, or is required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled required prepayment, redemption, purchase or defeasance), or an offer to prepay, redeem, purchase or defease such Debt is required to be made, in each case before the stated maturity thereof;

(e)                      any Credit Party or any Subsidiary generally does not pay its debts as such debts become due, admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; any proceeding is instituted by or against any Credit Party or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or any Credit Party or any Subsidiary takes any legal action to authorize any of the actions set forth above in this Section 8.1(e);

(f)                      any judgment or order for the payment of money in excess of $10,000,000 is rendered against any Credit Party or any Subsidiary, and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is any period of 10 consecutive days (or, if the entire amount is covered by insurance (subject to applicable deductibles), 30 consecutive days) during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, unless such judgment or order has been vacated, satisfied, dismissed, or bonded pending appeal or, in the case of a judgment or order the entire amount of which is covered by insurance (subject to applicable deductibles), is the subject of a binding agreement with the plaintiff and the insurer covering payment therefor;

(g)                      there occurs, in the reasonable judgment of the Majority Lenders, any material and adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Parties, taken as a whole;

(h)                      any provision of any Credit Document for any reason ceases to be valid and binding on or enforceable against, in any material respect, any Credit Party that is a party thereto, or such Credit Party so states in writing;

(i)                      for any reason except to the extent permitted by the terms of the Security Agreement or the Stock Pledge Agreement, there ceases to be a valid and perfected first-priority security interest in favor of the Collateral Agent in any of the Collateral purported to be covered by either of such agreements;

(j)                      an ERISA Event occurs with respect to a Pension Plan or a Multiemployer Plan that results, or could reasonably be expected to result, in liability of FOC or any ERISA Affiliate under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount exceeding $10,000,000; or FOC or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount exceeding $10,000,000; or

(k)                      any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes, or obtains rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of FOC; the Board of Directors of FOC ceases to consist of a majority of Continuing Directors; FOC ceases to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower and each Guarantor, free and clear of all Liens; or a Specified Change of Control occurs; then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances, and the obligation of the Issuing Banks to issue Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Obligations, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents to be forthwith due and payable, whereupon (A) the Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) to the extent any Letters of Credit are then outstanding, the Borrower will deposit with and pledge to the Collateral Agent cash collateral in the aggregate Letter of Credit Amount of such Letters of Credit, on terms and conditions, and subject to documentation, reasonably satisfactory to the Collateral Agent and the Issuing Banks; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to any Credit Party or any Subsidiary under the United States Bankruptcy Code, (1) the obligation of each Lender to make Advances and of the Issuing Banks to issue Letters of Credit shall be terminated automatically, and (2) the Advances, all such interest and all such amounts (including such cash collateral) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 8.2                                Application of Funds
.  After the exercise of remedies provided for in Section 8.1 and the other Credit Documents (or after the Advances have automatically become immediately due and payable and the Borrower has automatically been required to provided cash collateral as provided in Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)                      first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3) payable to the Administrative Agent for its own account;

(b)                      second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than amounts explicitly payable pursuant to clauses (c), (d) and (e) below) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Banks and amounts payable under Article 3), ratably among the Lenders and Issuing Banks in proportion to the respective amounts described in this clause (b) payable to them;

(c)                      third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Advances and other Obligations, ratably among the Lenders and Issuing Banks in proportion to the respective amounts described in this clause (c) payable to them;

(d)                      fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, unreimbursed draws under Letters of Credit and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause (d) held by them;

(e)                      fifth, to the Administrative Agent for the account of the Issuing Banks and the other Lenders, to cash-collateralize the aggregate undrawn amount of all outstanding Letters of Credit;

(f)                      sixth, to the payment of any other Obligations owing to the Administrative Agent, the Issuing Banks and the other Lenders and any interest accrued thereon; and

(g)                      last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Governmental Rules.

Amounts used to cash-collateralize the aggregate undrawn amount of outstanding Letters of Credit pursuant to clause (e) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or terminated, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 9.
THE ADMINISTRATIVE AGENT

Section 9.1                                Authorization and Action
. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by the Credit Documents (including enforcement of and collection under the Credit Documents), the Administrative Agent shall not be required to exercise any discretion or take any action but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to the Credit Documents or applicable Governmental Rules. The Administrative Agent agrees to give each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 9.2                                Administrative Agent’s Reliance, Etc.
  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent (a) may treat any Lender that has signed this Agreement, an Assignment and Assumption or a Joinder Agreement as the holder of the applicable portion of the Obligations; (b) may consult with legal counsel (including legal counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such legal counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.3                                UBOC and Affiliates
. With respect to its Commitment, the Advances made by it, the Note issued to it and the Letters of Credit participated in by it, UBOC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include UBOC in its individual capacity (including in its capacity as an Issuing Bank). UBOC and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, any Subsidiary and any Person that may do business with or own securities of any Credit Party or any Subsidiary, all as if UBOC were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.4                                Lender Credit Decision
. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender and based on the financial statements referred to in Sections 5.5 and 6.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.5                                Indemnification
. The Lenders agree to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower), ratably according to the respective principal amounts of the Obligations then held by each of them (or, if no Obligations are at the time outstanding or if any Obligations are then held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any of the Credit Documents or any action taken or omitted by the Administrative Agent under any of the Credit Documents; provided, however, that (a) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct and (b) SUCH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION (OTHER THAN ANY CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY KIND BY THE ADMINISTRATIVE AGENT. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 10.4, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. The failure of any Lender to make any payment required to be made by it to the Administrative Agent under this Section 9.5 shall not relieve any other Lender of its obligation to make such a payment to the Administrative Agent hereunder, but no Lender shall be responsible for the failure of any other Lender to make the payment required to be made by such other Lender hereunder.

Section 9.6                                Successor Administrative Agent
. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, FOC and the Borrower and may be removed at any time with or without cause with the written approval of the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent has been so appointed by the Majority Lenders, and has accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was administrative agent under this Agreement.

Section 9.7                                Collateral Agent.

(a)           Except for action expressly required of the Collateral Agent hereunder or under any other Credit Document, the Collateral Agent shall in all cases be fully justified in refusing to act hereunder and thereunder unless it is further indemnified to its satisfaction by the Lenders and the Hedge Banks, proportionately in accordance with the Obligations then due and payable to each of them, against all liability and expense that may be incurred by the Collateral Agent by reason of taking or continuing to take any such action.

(b)                      Except as expressly provided herein or in any other Credit Document, the Collateral Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Collateral. The Collateral Agent shall incur no liability as a result of any private sale of the Collateral.

(c)                      The Lenders and the Hedge Banks hereby consent, and agree upon written request by the Collateral Agent to execute and deliver such instruments and other documents as the Collateral Agent may deem desirable to confirm such consent, to the release of the Liens on the Collateral, including any release in connection with any sale, transfer or other disposition of the Collateral or any part thereof, in accordance with the Credit Documents.

(d)                      The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that the Collateral Agent accords its own similar property, it being understood that neither the Collateral Agent nor any Lender or Hedge Bank shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent or any Lender or Hedge Bank is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

(e)                      The Collateral Agent shall have, with respect to the Hedge Banks, the duties and responsibilities expressly set forth in this Agreement and the other Credit Documents, and no others, and the Collateral Agent shall not by reason of this Agreement or any other Credit Document be an agent or a trustee for, or have any fiduciary obligation to, any Hedge Bank.

Section 9.8                                No Other Duties, Etc
. Notwithstanding anything in this Agreement to the contrary, no co-lead arranger, syndication agent or co-documentation agent (each a “Titled Agent”) listed on the cover page of this Agreement or in the recital of parties to this Agreement shall have any powers, duties, liabilities or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder and except that BNP Paribas, in its capacity as Syndication Agent, shall have the rights described in Section 6.2 and in clause (viii) of the proviso contained in the definition of “Eligible Accounts” in Section 1.1.

ARTICLE 10.
MISCELLANEOUS

Section 10.1                                Amendments, Etc
. No amendment or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed or consented to (in writing) by the Majority Lenders and, in the case of amendments, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed or consented to (in writing) by all of the Lenders, do any of the following: (a) waive any of the conditions specified in Article 4; (b) increase the Commitments of the Lenders (except in accordance with Section 2.1(b)) or subject the Lenders to any additional obligations; (c) release any Collateral, except in accordance with the terms of the Credit Documents; (d) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder; (e) postpone any date fixed for (i) payment of principal of, or interest on, the Advances, (ii) reimbursement of drawings under Letters of Credit or (iii) payment of fees or other amounts payable hereunder; (f) change the percentage of the Commitments or of the Obligations outstanding, or the number of Lenders, required for the Lenders or any of them to take any action hereunder; or (g) amend this Section 10.1; further provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed or consented to (in writing) by the Super-Majority Lenders, change the definition of “Borrowing Base” in Section 1.1, (B) no amendment, waiver or consent shall, unless in writing and signed or consented to (in writing) by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document, and (C) no amendment, waiver or consent shall, unless in writing and signed or consented to (in writing) by the Issuing Banks in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Banks under this Agreement or any other Credit Document. Delivery by telecopier or e-mail of an executed counterpart of a signature page to any amendment or waiver of, or consent to departure from, any provision of this Agreement shall be effective as delivery of an originally executed counterpart thereof.

Section 10.2                                Notices, Etc.

(a)                      All notices and other communications provided for hereunder shall be in writing (including by telecopier) and shall be mailed, telecopied or delivered (i) if to FOC, to it at 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, telecopier number 713-688-0616, Attention: Mr. Doug S. Aron, Vice President – Corporate Finance; (ii) if to the Borrower, to it at 4610 South Ulster Street, Suite 200, Denver, Colorado 80237, telecopier number 303-714-0154, Attention: Mr. Leo J. Hoonakker, Vice President and Treasurer; (iii) if to any Lender, to it at the address or telecopier number set forth in Schedule 7 or in the Assignment and Assumption or Joinder Agreement by which it became a party hereto; (iv) if to the Administrative Agent, to it at 500 North Akard, Suite 4200, Dallas, Texas 75201, telecopier number 214-922-4209, Attention: Mr. Randall L. Osterberg, Senior Vice President (with a copy to 1980 Saturn Street, Mail Code 4-957-161, Monterey Park, California 91754, telecopier number 323-720-2780, Attention: Commercial Loan and Agency Services); or (v) as to each party, to it at such other address or telecopier number as designated by such party in a written notice to the other parties. All such notices and communications shall be deemed received, (A) if personally delivered, upon delivery, (B) if sent by first-class mail, on the third Business Day following deposit into the mails and (C) if sent by telecopier, on the Business Day following such sending, except that notices and communications to the Administrative Agent pursuant to Article 2 or 9 shall not be effective until received by the Administrative Agent.

(b)                      Notices and other communications to the Issuing Banks and the other Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, however, that the foregoing shall not apply to notices to either Issuing Bank or any other Lender pursuant to Article 2 if such Issuing Bank or Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, however, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) (provided, however, that, if such notice or other communication is not sent during the normal business hours of the recipient, then such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.3                                No Waiver; Remedies
. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 10.4                                Costs and Expenses
. The Borrower agrees to pay on demand (a) all costs and expenses of the Administrative Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Credit Documents and the other documents to be delivered hereunder, including (i) the reasonable fees and out-of-pocket expenses of legal counsel for the Administrative Agent and the Collateral Agent with respect thereto and with respect to advising the Administrative Agent and the Collateral Agent as to their respective rights and responsibilities, or the perfection, protection or reservation of its rights or interests, under this Agreement, the other Credit Documents and such other documents to be delivered hereunder, and (ii) the fees and expenses of any consultants, auditors or accountants engaged by the Administrative Agent pursuant hereto (including for Commercial Finance Audits (provided that the Borrower shall not be required to pay for more than three Commercial Finance Audits conducted during any single calendar year), Inventory Audits (provided that the Borrower shall not be required to pay for more than three Inventory Audits conducted during any single calendar year) and the reports referred in Section 6.4(e)), and (b) all costs and expenses of the Administrative Agent, the Collateral Agent and the Lenders (including reasonable attorneys’ fees and expenses of the Administrative Agent, the Collateral Agent and the Lenders) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Credit Documents and the other documents to be delivered hereunder, whether in any action, suit or litigation, any bankruptcy, insolvency or similar proceeding or otherwise. The obligations of the Borrower under this section shall survive the payment of the Obligations and the termination of the Commitments and all Letters of Credit.

Section 10.5                                Indemnification
. The Borrower hereby agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Titled Agent and each Lender and each of their respective officers, directors, employees, agents, advisors and Affiliates (each an “Indemnified Person”) from and against all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur, or that may be claimed, asserted or awarded against any of them by any Person, in each case arising out of, related to or in connection with, or in connection with the preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with, any Credit Document, any Advance, any Letter of Credit, the consummation of any transaction contemplated by any of the foregoing, the transfer of or payment or failure to pay under any Letter of Credit or the use by the Borrower or the beneficiary of any Letter of Credit of the proceeds of any Advance or of any drawing under any Letter of Credit, except to the extent that any such claim, damage, loss, liability, cost or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct; provided, however, that the foregoing indemnity shall not cover any claim of malpractice made by any Indemnified Party against its own legal counsel. SUCH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION (OTHER THAN ANY CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY KIND BY ANY INDEMNIFIED PERSON. The obligations of the Borrower under this section shall survive the payment of the Obligations and the termination of the Commitments and all Letters of Credit.

Section 10.6                                Right of Setoff
. Upon (a) the occurrence and during the continuation of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.1 to authorize the Administrative Agent to declare the Obligations due and payable pursuant to the provisions of Section 8.1, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any or all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any or all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Credit Documents, irrespective of whether such Lender has made any demand under this Agreement or any such other Credit Document and although such obligations may be unmatured. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 10.7                                Binding Effect
. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign any of its rights and obligations hereunder without the prior written consent of the Majority Lenders and (b) the Lenders shall have the right to assign their respective rights and obligations hereunder only in accordance with Section 10.8.

Section 10.8                                Assignments, Joinders and Participations.

(a)                      Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and its participations in outstanding Letters of Credit); provided, however, that (i) except in the case of an assignment to a Person that, immediately before such assignment, was a Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than the lesser of (A) the entire Commitment of such Lender at such time and (B) $15,000,000, (ii) each such assignment shall be subject to the prior written consent of the Administrative Agent and each Issuing Bank (which consents may not be unreasonably withheld or delayed), and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recording fee of $3,500. Upon such consent, execution, delivery, acceptance and recording, from and after the effective date specified in the applicable Assignment and Assumption, which effective date shall be at least 5 Business Days after the date of delivery thereof to the Administrative Agent or, if so specified in such Assignment and Assumption, the date of acceptance thereof by the Administrative Agent, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender hereunder, and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, except that such Lender shall continue to be an “Indemnified Party” under Section 6.14(b) and an “Indemnified Person” under Section 10.5).

(b)                      By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any Subsidiary or the performance or observance by any Credit Party of any of its obligations under any Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 5.5 and 6.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it may deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

(c)                      Any financial institution that is to become a party to this Agreement as a New Lender pursuant to Section 2.1(b) must be consented to by the Borrower, the Administrative Agent and each Issuing Bank (which consents may not be unreasonably withheld or delayed) and must execute a Joinder Agreement, consented to by the Borrower, the Administrative Agent and each Issuing Bank and delivered to the Administrative Agent for its recording in the Register, together with a processing and recording fee of $3,500; provided, however, that (i) each New Lender must have a Commitment of at least $15,000,000 and (ii) no joinder of a New Lender to this Agreement may cause the maximum amount of the Maximum Aggregate Commitment to exceed $650,000,000. Upon such execution, consent, delivery and recording, from and after the effective date specified in the applicable Joinder Agreement, the New Lender thereunder shall be a party hereto and, to the extent provided in such Joinder Agreement, shall have the rights and obligations of a Lender hereunder. By executing and delivering a Joinder Agreement, the New Lender thereunder confirms to and agrees with the other parties hereto as specified in Sections 10.8(b)(iii) through (vi), as if it were an assignee (but without reference to an assignor). Upon the joinder of any New Lender to this Agreement pursuant to this Section 10.8(c), the Administrative Agent shall forward to the Borrower and each Lender an updated Schedule 1.

(d)                      The Administrative Agent shall maintain at its address set forth in Section 10.2 a copy of each Assignment and Assumption and Joinder Agreement delivered to the Administrative Agent and consented to as specified above and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of Obligations owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                      Upon its receipt of an Assignment and Assumption or a Joinder Agreement that has been properly executed and consented to as specified above, the Administrative Agent shall, if such Assignment and Assumption or Joinder Agreement has been properly completed and is in proper form, (i) accept such Assignment and Assumption or Joinder Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f)                      Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it and its participations in outstanding Letters of Credit); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Credit Party therefrom, except to the extent that such amendment, waiver or consent would (A) reduce the principal of, or interest on, the Advances, the amount to be reimbursed in respect of any drawing under a Letter of Credit or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, (B) postpone any date fixed for any payment of principal of, or interest on, the Advances, the amount to be reimbursed in respect of any drawing under a Letter of Credit or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or (C) release all or substantially all of the Collateral, except as provided in the Credit Documents.

(g)           Any Lender or the Administrative Agent may, in connection with any assignment, joinder or participation or proposed assignment, joinder or participation pursuant to this Section 10.8, disclose to the assignee, New Lender or participant or proposed assignee, New Lender or participant any information relating to the Borrower that was furnished to such Lender or the Administrative Agent by or on behalf of the Borrower.

(h)                      Nothing herein shall prohibit any Lender from pledging or assigning any Advance or any Note to any Federal Reserve Bank in accordance with applicable Governmental Rules.

Section 10.9                                Disclosure
. In addition to disclosure permitted pursuant to Section 10.8(g), the Administrative Agent and each Lender may disclose to any Person, if with or through such Person the Administrative Agent or such Lender enters into (or proposes to enter into) any securitization, hedge or other such transaction relating to, or under which payments are to be made by reference to, this Agreement or any Credit Party, such information about any Credit Party or any of the Credit Documents as the Administrative Agent or such Lender reasonably deems to be necessary in connection with such transaction.

Section 10.10                                GOVERNING LAW
. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF CALIFORNIA.

Section 10.11                                Limitation on Interest
. The Lenders, the Administrative Agent and the Credit Parties intend to contract in strict compliance with applicable usury law from time to time in effect, and in furtherance thereof they stipulate and agree that none of the terms and provisions contained in the Credit Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Governmental Rules in effect from time to time. No Credit Party or other Person hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable Governmental Rules in effect from time to time, and the provisions of this section shall control over all other provisions of the Credit Documents that may be in conflict or apparent conflict herewith. The Lenders and the Administrative Agent expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and, as a result, any amounts held to constitute interest are determined to be in excess of the legal maximum or (c) any Lender or other holder of any or all of the Obligations otherwise collects moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Governmental Rules then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at the affected Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable under any specific circumstances exceeds the maximum amount permitted under applicable Governmental Rules, the Lenders, the Administrative Agent and the Credit Parties (and any other payors of such interest) shall, to the greatest extent permitted under applicable Governmental Rules, (i) characterize any payment of an amount other than principal as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Governmental Rules in order to lawfully charge the maximum amount of interest permitted under applicable Governmental Rules.

Section 10.12                                Headings
. The section and subsection headings used herein have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

Section 10.13                                Execution in Counterparts
. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or e-mail of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an originally executed counterpart of this Agreement.

Section 10.14                                USA PATRIOT Act Notice
. Each Lender subject to Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “Patriot Act”) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender in its capacity as such and in each other capacity in which such Lender acts under any of the Credit Documents. The Borrower agrees to cooperate with each Lender, and to provide true, accurate and complete information thereto, in response to any request by such Lender pursuant to the requirements of the Patriot Act. The Borrower will take reasonable measures to ensure compliance with all applicable antiterrorism laws and similar laws, including (a) Executive Order 13224 of September 23, 2001, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism,” and (b) the Patriot Act.

Section 10.15                                Payments Set Aside
. To the extent that (a) any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent or any Lender or (b) the Administrative Agent, the Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the United States Bankruptcy Code or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at the rate per annum equal to the Federal Funds Rate in effect from time to time. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

Section 10.16                                Amendment and Restatement
.

(a)                      This Agreement is an amendment and restatement of the Old Credit Agreement. On and after the Closing Date, any reference in any other Credit Document to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Old Credit Agreement shall mean and be a reference to this Agreement.

(b)                      The Securities Account Control Agreements and the Lockbox Agreement shall remain in full force and effect and are hereby ratified and confirmed.

(c)                      The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under any of the Credit Documents or constitute a waiver of any provision of any of the Credit Documents.

Section 10.17                                WAIVER OF JURY TRIAL
. TO THE EXTENT PERMITTED BY LAW, EACH OF THE BORROWER, THE LENDERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE TITLED AGENTS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, ANY NEGOTIATIONS OR COMMUNICATIONS RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 10.18                                Judicial Reference
.

(a)                      If the waiver of jury trial set forth in Section 10.17 is not enforceable under Applicable State Law (as defined below) or otherwise, then the Borrower, the Lenders, the Administrative Agent, the Collateral Agent and the Titled Agents (the “Parties”) hereby agree that all Claims (as defined below), including any and all questions of law or fact relating thereto, shall, at the written request of any Party, be determined by Reference (as defined below) as provided below.

(i)           The opposing Parties shall select a single neutral referee, who shall be a retired state or federal judge. In the event that the opposing Parties cannot agree upon a referee, the referee shall be appointed by a court of competent jurisdiction.

(ii)           Except as otherwise provided in this Section 10.18, the Reference shall be conducted pursuant to Applicable State Law. The referee shall determine all issues relating to the applicability, interpretation, legality and enforceability of this Section 10.18. The referee shall report a statement of decision to the appropriate court.

(iii)           No provision of this Section 10.18 shall limit the right of any Party to (i) exercise self-help remedies, including setoff, (ii) foreclose against or sell any Collateral, by power of sale or otherwise, or (iii) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference. The exercise of, or opposition to, any such remedy does not waive the right of any Party to a Reference pursuant to this Section 10.18.

(iv)           The Parties hereby acknowledge that, if a referee is selected or appointed to determine any Claims, then such Claims will not be decided by a jury.

(b)                      In the event that punitive damages are permitted under Applicable State Law, the amount thereof shall not exceed three times the amount of actual damages.

(c)                      In the event that any provision of this Section 10.18 is found to be illegal or unenforceable, the remainder of this Section 10.18 shall remain in full force and effect.

(d)                      In the event that multiple Claims are asserted, some of which are not subject to this Section 10.18, the Parties agree to stay the proceedings of the Claims not subject to this Section 10.18 until all other Claims are resolved in accordance with this Section 10.18. In the event that Claims are asserted against multiple parties, some of which are not subject to this Section 10.18, the Parties agree to sever the Claims subject to this Section 10.18 and to resolve them in accordance with this Section 10.18. In the event of any challenge to the legality or enforceability of this Section 10.18, the prevailing Party or Parties shall be entitled to recover the costs and expenses, including reasonable attorneys’ fees, incurred thereby in connection therewith. Applicable State Law shall govern the interpretation of this Section 10.18. This Section 10.18 fully states the terms and conditions of the Parties’ agreement regarding the matters mentioned in, or incidental to, this Section 10.18. This Section 10.18 supersedes all oral negotiations and prior writings concerning the subject matter hereof.

(e)                      As used in this Section 10.18, the terms set forth below shall have the respective meanings specified below.

(i)           “Applicable State Law” means the law of the State of California; provided, however, that, if any Party seeks to (A) exercise self-help remedies, including setoff, (B) foreclose against or sell any Collateral, by power of sale or otherwise, or (C) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of a Reference, then the law of the appropriate state for exercise of or opposition to the foregoing remedies shall govern the same.

(ii)           “Claim” shall mean any claim, cause of action, action, dispute or controversy between or among the Parties, whether sounding in contract, tort or otherwise, that arises out of or relates to (A) any of the Credit Documents, (B) any negotiations or communications relating to any of the Credit Documents, whether or not incorporated into the Credit Documents or any indebtedness evidenced thereby, or (C) any alleged agreements, promises, representations or transactions in connection with any of the foregoing.

(iii)           “Reference” shall mean a judicial reference conducted pursuant to this Section 10.18 and in accordance with Applicable State Law, as in effect at the time the referee is selected or appointed pursuant to Section 10.18(a).

[Signature pages follow.]

The parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

FRONTIER OIL AND REFINING COMPANY

By:          /s/ Leo J. Hoonakker
Leo J. Hoonakker
Vice President and Treasurer

FRONTIER OIL CORPORATION

By:          /s/ Michael C. Jennings
Michael C. Jennings
Executive Vice President –
   Chief Financial Officer

UNION BANK OF CALIFORNIA, N.A., as
Administrative Agent and Lender

By:          /s/ Randall L. Osterberg
Randall L. Osterberg
Senior Vice President

BNP PARIBAS, as Syndication Agent
and Lender

By:           /s/ Courtney Kubesch
Name:      Courtney Kubesch
Title:        Vice President

By:           /s/ Juan Carlos Sandoval
Name:      Juan Carlos Sandoval
Title:        Vice President

TORONTO DOMINION (TEXAS) LLC

By:           /s/ Debbi L. Brito
Name:      Debbi L. Brito
Title:        Authorized Signatory

WELLS FARGO BANK, N.A.

By:          /s/ Oleg Kogan
Name:     Oleg Kogan
Title:       Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION

By:          /s/ Heather A. Han
Name:     Heather A. Han
Title:       Vice President

EXPORT DEVELOPMENT CANADA

By:           /s/ Paul Hemsing
Name:      Paul Hemsing
Title:        Financing Manager

By:            /s/ Carl Burlock
Name:       Carl Burlock
Title:         Director, Financing

SUMITOMO MITSUI BANKING CORPORATION

By:           /s/ William M. Ginn
Name:      William M. Ginn
Title:         General Manager

BANK OF SCOTLAND

By:           /s/ Julia R. Franklin
Name:      Julia R. Franklin
Title:        Assistant Vice President

CAPITAL ONE, NATIONAL ASSOCIATION

By:           /s/ David Reid
Name:      David Reid
Title:        Senior Vice President

UBS LOAN FINANCE LLC

By:            /s/ Richard L. Tavrow
Name:       Richard L. Tavrow
Title:         Director
                                                                                                  Banking Products Services, US

By:            /s/ Irja R. Otsa
Name:       Irja R. Otsa
Title:         Associate Director
                  Banking Products Services, US

THE FROST NATIONAL BANK

By:           /s/ Thomas H. Dungan
Name:      Thomas H. Dungan
Title:        Sr. Vice President

NATIXIS

By:           /s/ Daniel Payer
Name:      Daniel Payer
Title:        Director

By:           /s/ Louis P. Laville, III
Name:      Louis P. Laville, III
Title:        Managing Director

SCHEDULE 1

COMMITMENTS

Lender	Commitment	Fee to Be Paid at Closing
Union Bank of California, N.A.	$60,000,000	$112,200
BNP Paribas	$60,000,000	$111,600
Toronto Dominion (Texas) LLC	$60,000,000	$138,000
Wells Fargo Bank, N.A.	$60,000,000	$138,000
U.S. Bank National Association	$50,000,000	$109,200
Export Development Canada	$35,000,000	$157,500
Sumitomo Mitsui Banking Corporation	$35,000,000	$157,500
Bank of Scotland	$32,500,000	$54,375
Capital One, National Association	$32,500,000	$65,625
UBS Loan Finance LLC	$30,000,000	$112,500
The Frost National Bank	$25,000,000	$28,500
Natixis	$20,000,000	$75,000
Maximum Aggregate Commitment	$500,000,000

SCHEDULE 2

LETTER OF CREDIT BANKS FOR ELIGIBLE ACCOUNTS

 Maximum Ag-
 gregate Face
 Amount of
Bank                                                                         Letters of Credit

Union Bank of California, N.A.                                                     unlimited

The Bank of Tokyo-Mitsubishi UFJ, Ltd.                                   unlimited

BNP Paribas                                                                                     unlimited

any bank domiciled in the United
States with a credit rating of at least:

1.      AA- or Aa3                                                           $10,000,000
2.      A                                                                             $5,000,000
3.      BBB or Baa                                                            $5,000,000

SCHEDULE 3

APPROVED ACCOUNT DEBTORS

Amerada Hess Corporation
Ashland Oil Inc.*
Ashland Petroleum Company*
Bear Stearns & Co., Inc.
Burlington Northern Railroad Company*
Chevron USA, Inc.*
Citgo Petroleum Corporation*
Diamond Shamrock, Inc.*
Equilon Enterprises LLC
Exxon Supply Company*
Koch Oil Company*
Marathon Petroleum Co., Inc.*
Morgan Stanley Group, Inc.*
Murphy Oil USA Inc.*
Shell Oil Company*
Union Pacific Railroad*
Unocal Corporation

Unless marked by an asterisk, each entity listed above shall be an approved account debtor only (1) if such entity is not a subsidiary of any other entity or (2) in any case in which such entity is a subsidiary of some other entity, if such subsidiary’s obligations to Frontier Oil and Refining Company are fully guaranteed by such subsidiary’s ultimate parent company.

SCHEDULE 4

METHODS OF CALCULATION OF FAIR-MARKET VALUE OF INVENTORY

In determining market value of Inventory, the actual Eligible Inventory volumes shall be multiplied by the prices determined below for each category of Inventory of the Borrower that is to be, is being or has been processed through the Cheyenne Refinery or the El Dorado Refinery. Each price derived from the independent sources described below shall be the price for the relevant Inventory type published on the effective date, or published most recently before the effective date, of the Borrowing Base Certificate concerned.

A. Cheyenne Refinery

Inventory Type                                                      Method of Determining Price

Sweet Wyoming Crude	Average of posted prices of Shell Oil Products US and ConocoPhillips, less gravity adjustment (“ATCPPLGA”), for 40-degree Sweet Wyoming Crude, plus $2.20/ barrel

General Wyoming Sour Crude	ATCPPLGA for 24-degree General Wyoming Sour Crude, plus $3.30/ barrel

Wyoming Asphaltic Sour Crude	ATCPPLGA for 21-degree Wyoming Asphaltic Sour Crude, plus $2.00/ barrel.

Canadian Sour Crude
New York Mercantile Exchange near month contract closing price for West Texas Intermediate Crude, less gravity adjustment if provided for in crude purchase contract terms (“NYMEXWTILGA”), minus $1.20/ barrel

Bow River Sour Crude                                         NYMEXWTILGA, minus $1.60/barrel

Mixed Monty Sour                                              ATCPPLGA for Sweet Wyoming Crude

Finished Gasoline                                               70% times Denver OPIS Low*,
less $.014/gal.
+30% times Cheyenne OPIS Low*,
less $.01/gal.

*  As the price applies to each grade of gasoline (Unleaded Regular, Unleaded Mid-Grade, Unleaded Premium and Leaded Regular) or diesel (#1 Diesel (0.05% sulfur), #1 Diesel (0.5% sulfur), #2 Diesel (0.05% sulfur) and #2 Diesel (0.5% sulfur)).

Diesel                                                                    60% times Denver OPIS Low*,
less $.015/gal.
+40% times Cheyenne OPIS Low*,
less $.01/gal.

Asphalt
For volumes of Asphalt that have been committed for sale under a binding sales contract, the contract price (converted to a price per barrel by dividing the contract short-ton price by 5.6); for all other Asphalt volumes, the average of the high and low Asphalt Cement dollars/ton price (divided by 5.6 to convert the short-ton price to a price per barrel), as established in the category ASPHALT SELLING PRICES Area Barge for MID-CONTINENT/MIDWEST in Asphalt Weekly Monitor, published by Poten & Partners (or, in the absence of this source of pricing information, such price as determined by the Administrative Agent).

Gas Oil                                                                  70% times the Unleaded Regular
     Gasoline Net Price
+30% times the #2 Diesel net price,
     less $.10/gal.

Sulfur	Borrower’s net-back price, based on Borrower’s most recent sale to an independent third party.

Coke	$0.00/ton

Propane	Conway, Kansas OPIS wholesale Propane price, plus $.05/gal.

Normal Butane                                                      Same methodology as Propane, except use Butane price

Field Butane                                                          Same as Normal Butane price

Isobutane                                                              Same methodology as Propane, except use Isobutane price

Olefins	Same net price as used for Premium Unleaded Gasoline, less $.156/gal.

Light Straight Run                                               Same as net price used for Unleaded Regular Gasoline

Reformate                                                              Same as net price used for Unleaded Regular Gasoline

Cat Gas                                                                  Same as net price used for Unleaded Regular Gasoline

Alkylate                                                                 Same as net price used for Premium Unleaded Gasoline

Naphtha and Raffinate	Same as net price used for Unleaded Regular Gasoline, less $.04/gal.

Ethanol	Most recent price the Borrower paid to an independent third party for Ethanol

Natural Gasoline	Conway, Kansas OPIS wholesale price of Natural Gasoline, plus $.05/gal.

Raw Distillate Oil
If the Borrower is selling #2 Diesel (0.5% sulfur), then the net price for #2 Diesel (0.5% sulfur), less $.02/gal.; if the Borrower is selling #2 Diesel (0.05% sulfur), then the net price for #2 Diesel (0.05% sulfur), less $.02/gal.

Coker Distillate Oil                                               Same as Raw Distillate Oil net price

Heavy Fuel                                                            Same as Wyoming Sour Crude Oil net price times 60%

Slurry                                                                     Platt’s Gulf Coast Resid, less $6.00/barrel

Vac Bottoms                                                         Same average net price as used for Asphalt

HP Vac Bottoms                                                   Same average net price as used for Asphalt

Unfinished Gasoline                                            Same price as Unleaded Regular Gasoline, less $.025/gal.

B. El Dorado Refinery

Kansas Sweet	Koch West Texas Intermediate (“WTI”) Cushing posting for calendar month, plus Platt’s P+ quote for trade month, less $0.30/barrel

WTI	Koch WTI Cushing posting for calendar month, plus Platt’s P+ quote for trade month, plus Platt’s WTI Cushing/WTI Midland differential for trade month, plus $0.78/barrel pumpover/transportation

Scurry WTI
Koch WTI Cushing posting for calendar month, plus Platt’s P+ quote for trade month, plus Platt’s WTI Cushing/WTI Midland differential for trade month, plus $0.51/barrel quality premium, plus $0.73/barrel pumpover/transporta- tion

West TX-NM Sour (“WTS”)	Koch WTI Cushing posting for calendar month, plus Platt’s P+ quote for trade month, plus Platt’s WTI/WTS differential for trade month, plus $0.78/barrel pumpover/transportation

Foreign Crudes	Actual acquisition cost plus transportation and other direct costs, but not more than WTI

Natural Gasoline	Conway Spot Natural Gasoline (mean) + $0.36/barrel (transportation)

Natural Gasoline at Conway	Conway Spot Natural Gasoline (mean)

Butanes	Conway Spot Normal Butane (mean) + $0.36/barrel (transportation)

Butanes at Conway	Conway Spot Normal Butane (mean)

Isobutane	Conway Spot Isobutane (mean) + $0.36/barrel (transportation)

Isobutane at Conway	Conway Spot Isobutane (mean)

Aviation Gasoline (unleaded)	Group III Unleaded Regular Gasoline (“ULR”) (mean) + $0.32/gal. – $0.05/gal. (cost of lead)

Aviation Gasoline	Group III ULR (mean) + $0.32/gal.

Unleaded Regular Gasoline	Group III ULR (mean) + $0.0032/gal.

Unleaded Regular Gasoline
(7.2/8.5 RVP)	Group III ULR (mean) + $0.0193/gal.

Unleaded Premium Gasoline
(“ULP”)	Group III ULP (mean) + $0.0032/gal.

Unleaded Premium Gasoline
(7.2/8.5 RVP)	Group III ULP (mean) + $0.0193/gal.

Unleaded Regular Gasoline 85
(R+M)/2	Group III ULR (mean) + $0.0032/gal. – 0.25 x [(Group III ULP (low) – Group III ULR (low)]

Unleaded Regular Gasoline 83
(R+M)/2	Group III ULR (mean) + $0.0032/gal. – 0.45 x [(Group III ULP (low) – Group III ULR (low)]

Finished Gasoline Blendstocks
(Excluding Alkylate)	Group III ULR (mean) + $0.0032/gal.

Alkylate	Group III ULP (mean) + $0.0032/gal.

High Sulfur Diesel	Group III High Sulfur Diesel (mean) + $0.0015/gal.

Aviation Jet Fuel	Group III Aviation Jet Fuel (low) + $0.0035/gal.

Low Sulfur Diesel 1	Group III Aviation Jet Fuel (low) +$0.04/gal.

Low Sulfur Diesel 2	Group III Low Sulfur Diesel (mean) + $0.0015/gal.

Finished Diesel Blendstocks	Group III Low Sulfur Diesel (mean) + $0.0015/gal.

DC Charge
- Sales Tank	Average netback during 30-day period prior to sale
- Charge Tank	[0.70 x Group III ULR (mean) + 0.30 x Group III LSDSL (mean)] x 0.75

Slurry	Platt’s Gulf Coast Resid, less $6.00/barrel

Petroleum Coke	$5.00/ton

Butylenes	Group III ULR (mean) x 0.925

Propylenes	Group III ULR (mean) x 0.35

Propane	Conway Spot Propane (mean)

FC Gas Oil	70% Group III ULR (mean) + 30% Group III HSDSL (mean) – $0.07/gal.

Recovered Oil	Determine H/C & water volume. Value H/C @ WTI & water volume @ zero.

ARU Charge	Group III ULR (mean) x 0.97

Raw Distillate Oil	Group III Low Sulfur Diesel (mean), less $0.01/gal.

Sulfur	Average netback during 30-day period prior to sale

Toluene	Actual netback during 30-day period prior to sale normalized for the Plaza Group adjustments

Benzene	Group III ULR (mean) x 1.27

Cumene	Group III ULR (mean) x 1.41

Acetone	Actual netback for month prior to sale normalized for the Plaza Group adjustments

AMS	Actual netback for month prior to sale normalized for the Plaza Group adjustments

Acetone/Phenol Residue	Group III ULR (mean)

As used in this Schedule, “net price” means the reference price less the specified adjustment amount.

The Administrative Agent reserves the right to adjust any of the above methodologies for determining market value if any of the sources of price information is no longer available or if the price derived from any of the above methodologies is no longer representative of market prices.

SCHEDULE 5

SUBSIDIARIES

Subsidiary	Owner	Ownership Percentage
Frontier Holdings Inc., a Delaware corporation (“FHI”)	Frontier Oil Corporation, a Wyoming corporation (“FOC”)	100%
Frontier Refining & Marketing Inc., a Delaware corporation (“FRMI”)	FHI	100%
Frontier Oil and Refining Company, a Delaware corporation (“FORC”)	FRMI	100%
Frontier Refining Inc., a Delaware corporation	FRMI	100%
Frontier El Dorado Refining Company, a Delaware corporation	FRMI	100%
Frontier Pipeline Inc., a Delaware corporation	FRMI	100%
Ethanol Management Company, a Colorado corporation	FORC	100%
Wainoco Resources, Inc., a Delaware corporation (“WRI”)	FOC	100%
Wainoco Oil & Gas Company, a Delaware corporation	WRI	100%

SCHEDULE 6

ACCEPTABLE COMMODITIES BROKERS

1.           Salomon Smith Barney Inc.
Galleria Financial Center
5051 Westheimer, Suite 2100
Houston, Texas 77056

2.           Citibank, N.A.
390 Greenwich Street, 5th Floor
New York, New York 10013

3.           Shell Oil Products US
P.O. Box 201906
Houston, Texas 77216-1906

4.           Hornsby & Company, Inc.
3401 Louisiana, Suite 425
Houston, Texas 77002

5.           any Hedge Bank

SCHEDULE 7

LENDERS’ ADDRESSES FOR NOTICE

Lender	Address
Union Bank of California, N.A.
Credit

500 North Akard, Suite 4200
Dallas, TX 75201
Attention: Randall L. Osterberg
Telephone: 214-922-4205
Telecopier: 214-922-4209
E-mail:  randall.osterberg@uboc.com

Operations

1980 Saturn Street, Mail Code 4-957-161
Monterey Park, CA 91754
Attention: Martha Arreaga, Commercial Loan & Agency Services
Telephone: 323-720-2578
Telecopier: 323-720-2780
E-mail:  martha.arreaga@uboc.com

BNP Paribas
Credit

1200 Smith, Suite 3100
Houston, TX 77002
Attention: Doug Liftman
Telephone: 713-982-1154
Telecopier: 713-659-6915
E-mail:  doug.liftman@americas.bnpparibas.com

Operations

919 3rd Avenue, 3rd Floor
New York, NY 10022
Attention: Johnnie Etheridge / Robert Bruce
                 (letters of credit); Tammy Papadeas /
                 Cheryl Guerra (loans)
Telephone: 212-471-66378 (JE) / -6452 (RB)
     212-471-6361 (TP) / -6331 (CG)
Telecopier: 212-471-6996 (JE / RB)
                     212-841-2683 (TP / CG)

Toronto Dominion (Texas) LLC
Credit

909 Fannin Street, Suite 1700
Houston, TX 77010
Attention: Martin Snyder
Telephone: 713-653-8211
Telecopier: 713-652-2647
E-mail:  martin.snyder@tdsecurities.com

Operations

Royal Trust Tower, 18th Floor
77 King Street West
Toronto, Ontario M5K 1A2
Canada
Attention: Shirley Choy
Telephone: 416-982-8748
Telecopier: 416-983-1708
E-mail:  shirley.choy@tdsecurities.com

Wells Fargo Bank, N.A.
Credit

1700 Lincoln Street, 6th Floor
Denver, CO 80203
Attention: Oleg Kogan
Telephone: 303-863-5367
Telecopier: 303-863-5196
E-mail:  oleg.kogan@wellsfargo.com

Operations

1740 Broadway
Denver, CO 80202
Attention: Sandy Mailloux / Elizabeth Yowell
Telephone: 303-863-5769 (SM) / -5114 (EY)
Telecopier: 303-863-2729
E-mail:  sandra.l.mailloux@wellsfargo.com
              elizabeth.yowell@wellsfargo.com

U.S. Bank National Association
Credit

918 17th Street, DNCOT8E
Denver, CO 80202
Attention: Monte Deckerd / Heather Han
Telephone: 303-585-4212 (MD) / -4205 (HH)
Telecopier: 303-585-4362
E-mail:    monte.deckerd@usbank.com
                heather.han@usbank.com

Operations

555 SW Oak Street, PDORP7LS
Portland, OR 97204
Attention: Tony Wong
Telephone: 503-275-3252
Telecopier: 503-973-6900
E-mail:  tony.wong@usbank.com

Export Development Canada
Credit

151 O’Connor Street
Ottawa, ON K1A-1K3
Canada
Attention: Janine Dopson / Howard Clysdale
Telephone: 613-597-8790 (JD) / -6681 (HC)
Telecopier: 613-598-3186
E-mail:   jdopson@edc.ca / hclysdale@edc.ca

Operations

151 O’Connor Street
Ottawa, ON K1A-1K3
Canada
Attention: Aliesha Green / Eric Kaunisviita
Telephone: 613-598-6643 (AG) / -2979 (EK)
Telecopier: 613-598-2514
E-mail:  agreen@edc.ca / ekaunisviita@edc.ca

Sumitomo Mitsui Banking Corporation
Credit

Houston Representative Office
Two Allen Center
1200 Smith Street, Suite 1140
Houston, TX 77002
Attention: Uriel Ramirez / Nathanael Pieper
Telephone: 713-277-3508 (UR) / -3506 (NP)
Telecopier: 713-277-3555
E-mail:     uriel_ramirez@smbcgroup.com /
 nathanael_pieper@smbcgroup.com
Operations

New York Branch
277 Park Avenue
New York, NY 10172
Attention: Arlene Hebron / Karen Gayle-Kelly
Telephone: 212-224-4380 (AH) / -4339 (KG)
Telecopier: 212-224-4391
E-mail:  arlene_a_hebron@smbcgroup.com /
              karen_s_gayle_kelly@smbcgroup.com

Bank of Scotland
Credit

One City Centre
1021 Main Street, Suite 1370
Houston, TX 77002
Attention: Byron Cooley / Kelley Rumps
Telephone: 713-650-0036 (BC)
Telecopier: 713-651-9714
E-mail:     byroncooley@bankofscotlandusa.com /
 kelleyrumps@bankofscotlandusa.com

Operations

1095 Avenue of the Americas
New York, NY 10036
Attention: Victoria McFadden /
                 Elizabeth Taduran
Telephone: 212-450-0876 (VM) / -0845 (ET) /
Telecopier: 212-479-2807
E-mail:    VictoriaMcFadden@bankofscotlandusa.com /
                ElizabethTaduran@bankofscotlandusa.com

Capital One, National Association
Credit

313 Carondelet Street, 10th Floor
New Orleans, LA 70130
Attention: Nancy Moragas / Wesley Fontana
Telephone: 504-533-2863 (NM) / -5349 (WF)
Telecopier: 504-533-5594 (NM) / -7106 (WF)
E-mail:  nancy.moragas@capitalonebank.com /
             wesley.fontana@capitalonebank.com

Operations

5718 Westheimer Road, 6th Floor
Houston, TX 77057
Attention: Norma Platt / DeShonne Drubet
Telephone: 713-435-5233 (NP) / -5027 (DD)
Telecopier: 713-435-5106
E-mail:  norma.platt@capitalonebank.com
             deshonne.drubet@capitalonebank.com

UBS Loan Finance LLC
Credit

677 Washington Boulevard
Stamford, CT 06901
Attention: Peter Daly / Daniel Goldenberg
Telephone: 203-719-4267 (PD) / -1797 (DG)
Telecopier: 203-719-5259 / -3888
E-mail:     peter.daly@ubs.com /
 daniel.goldenberg@ubs.com

Operations

677 Washington Boulevard
Stamford, CT 06901
Attention: Daniel Goldenberg
Telephone: 203-719-1797
Telecopier: 203-719-3888
E-mail:  daniel.goldenberg@ubs.com

The Frost National Bank
Credit

1200 Smith Street, Suite 200
Houston, TX 77002
Attention: Thomas Dungan / Andy Merryman
Telephone: 713-652-1112 (TD) / -7025 (AM)
Telecopier: 713-652-7607
E-mail: tdungan@frostbank.com
             andy.merryman@frostbank.com

Operations

100 W. Houston
San Antonio, TX 78205
Attention: Janice Hill / Linda Villejo
Telephone: 210-220-4235 (JH) / -4024 (LV)
Telecopier: 210-220-4389
E-mail:  jhill@frostbank.com
             lvillejo@frostbank.com

Natixis
Credit

333 Clay Street, Suite 4340
Houston, TX 77002
Attention: Daniel Payer
Telephone: 713-759-9495
Telecopier: 713-571-6167
E-mail:  daniel.payer@natixis.us

Operations

333 Clay Street, Suite 4340
Houston, TX 77002
Attention: Tanya McAllister
Telephone: 713-759-9409
Telecopier: 713-583-7745
E-mail:  tanya.mcallister@natixis.us

FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

among

FRONTIER OIL AND REFINING COMPANY,
as Borrower

and

FRONTIER OIL CORPORATION

and

THE LENDERS NAMED HEREIN

and

UNION BANK OF CALIFORNIA, N.A.,
as Co-Lead Arranger and Administrative Agent

and

BNP PARIBAS,
as Co-Lead Arranger and Syndication Agent

and

TORONTO DOMINION (TEXAS) LLC and WELLS FARGO BANK, N.A.,
as Co-Documentation Agents

August 19, 2008

Table of Contents

ARTICLE 1. INTERPRETATION AND DEFINITIONS
Section 1.1    Definitions
Section 1.2    Accounting Terms
Section 1.3    Interpretation

ARTICLE 2. COMMITMENTS
Section 2.1    Commitments.
Section 2.2    Fees.
Section 2.3    Mandatory Prepayment of Advances and Pledge of Cash Collateral
Section 2.4    Making Advances.
Section 2.5    Repayment
Section 2.6    Interest.
Section 2.7    Optional Prepayments
Section 2.8    Conversion of Advances.
Section 2.9    Issuance of Letters of Credit.
Section 2.10    Drawing and Reimbursement.
Section 2.11    Obligations Absolute
Section 2.12    Letter of Credit Fees and Charges.
Section 2.13    Limits of Liability of Issuing Banks and Lenders.
Section 2.14    Payments.
Section 2.15    Computation of Interest and Fees
Section 2.16    Payments on Non-Business Days
Section 2.17    Sharing of Payments, Etc.
Section 2.18    Evidence of Debt.
Section 2.19    Continuation of Outstanding Credit

ARTICLE 3. YIELD PROTECTION
Section 3.1    Increased LIBOR Advance Costs
Section 3.2    Illegality
Section 3.3    Inadequacy of LIBOR
Section 3.4    Increased Letter of Credit Costs
Section 3.5    Capital Adequacy
Section 3.6    Funding Losses
Section 3.7    Taxes.
Section 3.8    Substitution of Lender

ARTICLE 4. CONDITIONS OF EXTENDING CREDIT
Section 4.1    Closing Date
Section 4.2    Conditions Subsequent
Section 4.3    Advances
Section 4.4    Letters of Credit
Section 4.5    Increases in Maximum Aggregate Commitment
Section 4.6    Determinations under Section 4.1

ARTICLE 5. REPRESENTATIONS AND WARRANTIES
Section 5.1    Corporate Existence and Power
Section 5.2    Authorization
Section 5.3    Governmental Action, Etc
Section 5.4    Binding Effect
Section 5.5    Financial Statements
Section 5.6    Other Information
Section 5.7    Litigation
Section 5.8    Trademarks, Etc.
Section 5.9    Fire, Etc.
Section 5.10    Burdensome Agreements
Section 5.11    Taxes, Etc
Section 5.12    Investment Company
Section 5.13    Solvency
Section 5.14    Title to Properties
Section 5.15    Ownership
Section 5.16    ERISA Compliance
Section 5.17    Environmental Compliance.
Section 5.18    Regulation U
Section 5.19    Material Contracts

ARTICLE 6. AFFIRMATIVE COVENANTS
Section 6.1    Borrower Information Requirements
Section 6.2    Audits
Section 6.3    Returns and Allowances
Section 6.4    FOC Information Requirements
Section 6.5    Compliance with Governmental Rules
Section 6.6    Payment of Taxes, Etc.
Section 6.7    Maintenance of Insurance
Section 6.8    Preservation of Legal Existence, Etc.
Section 6.9    Visitation Rights
Section 6.10    Keeping of Books
Section 6.11    Maintenance of Properties, Etc.
Section 6.12    Transactions with Affiliates
Section 6.13    Performance of Material Contracts
Section 6.14    Compliance with Environmental Laws.
Section 6.15    Additional Guarantors

ARTICLE 7. NEGATIVE COVENANTS
Section 7.1    Cleanup Period
Section 7.2    Use of Advances and Letters of Credit
Section 7.3    Liens, Etc.
Section 7.4    Debt
Section 7.5    Lease Obligations
Section 7.6    Mergers, Etc.
Section 7.7    Sales, Etc. of Assets
Section 7.8    Investments in Other Persons
Section 7.9    Dividends, Etc.
Section 7.10    Leverage Ratio
Section 7.11    Ratio of Debt to Capitalization
Section 7.12    Current Ratio
Section 7.13    Holding of Cash Equivalents
Section 7.14    Change in Nature of Business
Section 7.15    Amendment, Etc. of Material Contracts
Section 7.16    Change of Fiscal Periods

ARTICLE 8. EVENTS OF DEFAULT
Section 8.1    Events of Default
Section 8.2    Application of Funds

ARTICLE 9. THE ADMINISTRATIVE AGENT
Section 9.1    Authorization and Action
Section 9.2    Administrative Agent’s Reliance, Etc.
Section 9.3    UBOC and Affiliates
Section 9.4    Lender Credit Decision
Section 9.5    Indemnification
Section 9.6    Successor Administrative Agent
Section 9.7    Collateral Agent.
Section 9.8    No Other Duties, Etc

ARTICLE 10. MISCELLANEOUS
Section 10.1    Amendments, Etc
Section 10.2    Notices, Etc.
Section 10.3    No Waiver; Remedies
Section 10.4    Costs and Expenses
Section 10.5    Indemnification
Section 10.6    Right of Setoff
Section 10.7    Binding Effect
Section 10.8    Assignments, Joinders and Participations.
Section 10.9    Disclosure
Section 10.10    GOVERNING LAW
Section 10.11    Limitation on Interest
Section 10.12    Headings
Section 10.13    Execution in Counterparts
Section 10.14    USA PATRIOT Act Notice
Section 10.15    Payments Set Aside
Section 10.16    Amendment and Restatement
Section 10.17    WAIVER OF JURY TRIAL
Section 10.18    Judicial Reference

Schedule 1:              Commitments
Schedule 2:              Letter of Credit Banks for Eligible Accounts
Schedule 3:              Approved Account Debtors
Schedule 4:              Methods of Calculation of Fair-Market Value of Inventory
Schedule 5:              Subsidiaries
Schedule 6:              Acceptable Commodities Brokers
Schedule 7:               Lenders’ Addresses for Notice

Exhibit A:                  Revolving Note
Exhibit B:                   Borrowing Base Certificate
Exhibit C:                   Assignment and Assumption
Exhibit D:                   Notice of Borrowing
Exhibit E:                    Notice of Conversion/Continuation
Exhibit F:                    Joinder Agreement